UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

ARBOR REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As filed with the Commission on April 30, 2009

  Arbor Realty Trust, Inc.

April 30, 2009

Dear Fellow Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Arbor Realty Trust, Inc. to be held at the Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York, on June 18, 2009, at 1:00 p.m., local time. The matters to be considered by the stockholders at the annual meeting are described in detail in the accompanying materials.

It is important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.

Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided.

Sincerely,

Ivan Kaufman
Chairman and Chief Executive Officer and President

  Arbor Realty Trust, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 18, 2009

THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT:
http://www.arbor.com/cm.htm

Notice of Annual Meeting of Stockholders
To Be Held on June 18, 2009

To the Stockholders of Arbor Realty Trust, Inc.:

The annual meeting of stockholders of Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), will be held at the Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York, on June 18, 2009, beginning at 1:00 p.m., local time. Directions to attend the annual meeting and vote in person are available on our website, www.arbor.com, under the heading “Investor Relations” or can be obtained by calling our main telephone number, 1-516-506-4200.

The matters to be considered by stockholders at the annual meeting, which are described in detail in the accompanying materials, are:

(1) a proposal to elect the three named nominees as Class III directors, each to serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) a proposal to amend and restate the Company’s 2003 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”) to authorize (i) the grant of stock options under the Stock Incentive Plan, and (ii) the issuance of an additional 1,250,000 shares of the company’s common stock as grants of restricted stock under the Stock Incentive Plan or underlying stock options granted under the Stock Incentive Plan;

(3) a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and

(4) the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Stockholders of record at the close of business on April 30, 2009 will be entitled to notice of and to vote at the annual meeting. It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. A proxy statement, proxy card, self-addressed envelope and Annual Report to Stockholders for the fiscal year ended December 31, 2008 accompany this notice. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Walter K. Horn
Corporate Secretary

April 30, 2009
Uniondale, New York

Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard
Suite 900
Uniondale, New York 11553
(516) 506-4200

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 18, 2009

Page

General Information Concerning Solicitation and Voting	1
Board of Directors	5
Audit Committee Report and Disclosures	12
Executive Officers	13
Executive Compensation	15
Security Ownership of Certain Beneficial Owners and Management	28
Certain Relationships and Related Transactions	30
Proposal No. 1: Election of Directors	38
Proposal No. 2: Amendment and Restatement of the Company’s 2003 Omnibus Stock Incentive Plan	39
Proposal No. 3: Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2009	44
Stockholder Proposals for 2010	46
Other Matters	46

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Arbor Realty Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held on June 18, 2009, at 1:00 p.m., local time, and any adjournments or postponements thereof.

“We,” “our,” “us,” and “the Company” each refers to Arbor Realty Trust, Inc. The Company conducts substantially all of its operations through Arbor Realty Limited Partnership, which we refer to as our operating partnership, and its subsidiaries. References to operating partnership units refer to partnership interests in Arbor Realty Limited Partnership. The Company is externally managed and advised by Arbor Commercial Mortgage, LLC, which we refer to as “our external manager” or “our Manager.”

The mailing address of our executive office is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed on or about May 1, 2009 to holders of our common stock, par value $0.01 per share, of record on April 30, 2009. Our common stock are the only securities entitled to vote at the annual meeting and are referred to as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for the fiscal year ended December 31, 2008.

A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

Matters to be Considered at the Annual Meeting

At the annual meeting, our stockholders will act upon:

(1) a proposal to elect the three named nominees as Class III directors, each to serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) a proposal to amend and restate the Company’s 2003 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”) to authorize (i) the grant of stock options under the Stock Incentive Plan, and (ii) the issuance of an additional 1,250,000 shares of the company’s common stock as grants of restricted stock under the Stock Incentive Plan or underlying stock options granted under the Stock Incentive Plan;

(3) a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and

(4) the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This proxy statement, form of proxy and voting instructions are being mailed starting on or about May 1, 2009.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of voting securities held of record at the close of business on April 30, 2009 and will provide reimbursement for the cost of forwarding the material. In addition, we have engaged The Altman Group to assist in soliciting proxies from brokers, banks and other nominee holders of our common stock at a cost of approximately $6,000, plus reasonable out-of-pocket expenses.

Stockholders Entitled To Vote

As of the close of business on April 30, 2009, there were 25,387,410 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 30, 2009 are entitled to vote at the annual meeting or any adjournment or postponement thereof.

Required Quorum/Vote

A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you have returned a valid proxy or if you hold your shares of our voting securities in your own name as holder of record and you attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting or the stockholders entitled to vote at the annual meeting, present in person or by proxy, to a date not more than 120 days after the record date without notice other than announcement at the meeting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner returns a properly executed proxy but does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), banks, brokers and other nominees who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Banks, brokers and other nominees that do not receive instructions are entitled to vote on the election of directors contained in Proposal No. 1 and the ratification of the appointment of the independent registered public accounting firm contained in Proposal No. 3.

Election of each of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast in the election of directors at the annual meeting by holders of our voting securities. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors. Shares represented by properly executed and returned proxies will be voted, if authority to do so is not withheld, for the election of the Board of Directors’ nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors. A vote “withheld” from a director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the annual meeting is required for the election of each director.

Approval of the amendment and restatement of the Company’s 2003 Omnibus Stock Incentive Plan, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities; provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the Company’s 2003 Omnibus Stock Incentive Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009, as specified in Proposal No. 3, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. If this selection is not ratified by holders of our voting securities, the Audit Committee and our Board of Directors may reconsider its appointment and endorsement, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the Audit Committee of the Company’s Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of our voting securities represented by the proxy will be voted as follows:

(1) FOR the election of the three named nominees as Class III directors, each to serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) FOR the amendment and restatement of the Company’s 2003 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”) to authorize (i) the grant of stock options under the Stock Incentive Plan, and (ii) the issuance of an additional 1,250,000 shares of the company’s common stock as grants of restricted stock under the Stock Incentive Plan or underlying stock options granted under the Stock Incentive Plan;

(3) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and

(4) in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any other matter to be presented at the annual meeting.

Voting

If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our voting securities in person at the annual meeting.

If your shares are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting.

Voting via telephone or the Internet may also be available depending on how you hold your shares. Please reference your proxy card for instructions on how to vote by these methods.

Right to Revoke Proxy

If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the annual meeting, to our Corporate Secretary, at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553;

•	sign and mail a new, later dated proxy card to our Corporate Secretary at the address specified above; or

•	attend the annual meeting and vote your shares in person.

If your shares are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Stockholders

A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2008 will be mailed to stockholders entitled to vote at the annual meeting with this proxy statement and is also available without charge to stockholders upon written request to: Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attn: Investor Relations. You may also access our Annual Report on Form 10-K as filed with the Securities and Exchange Commission under the “Investor Relations — SEC Filings” link on our website at www.arborrealtytrust.com.

Voting Results

American Stock Transfer & Trust Company, our independent tabulating agent, will have a representative present at the annual meeting and count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for fiscal quarter ending June 30, 2009, which we plan to file with the U.S. Securities and Exchange Commission (the “SEC”) in August 2009.

Confidentiality of Voting

We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, and our outside legal counsel to examine these documents.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

(1) FOR the election of Mr. Horn, Dr. Helmreich and Ms. Edwards, the three named nominees as Class III directors, each to serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) FOR the amendment and restatement of the Company’s 2003 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”) to authorize (i) the grant of stock options under the Stock Incentive Plan, and (ii) the issuance of an additional 1,250,000 shares of the company’s common stock as grants of restricted stock under the Stock Incentive Plan or underlying stock options granted under the Stock Incentive Plan;

(3) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and

(4) in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

BOARD OF DIRECTORS

General

Our Board of Directors presently consists of ten members. Pursuant to our charter, the Board of Directors is divided into three classes of directors, each serving for three years after election and until his or her successor is duly elected and qualifies, with one class up for election at each annual meeting. At this year’s annual meeting, the term of our three Class III directors will expire. Our other directors will remain in office for the remainder of their respective terms, as indicated below.

At the annual meeting, stockholders will vote on the election of Mr. Walter K. Horn, Dr. William Helmreich and Ms. Karen K. Edwards for a three-year term to serve until the 2012 annual meeting of stockholders and until their successors are duly elected and qualify.

The following table sets forth information concerning our ten directors, including the three Class III directors who are nominees for reelection at this year’s annual meeting.

Current Directors Who are Nominees for Reelection

Name	Class	Age	New Term to Expire at Annual Meeting in

Walter K. Horn	III	66	2012
William Helmreich	III	63	2012
Karen K. Edwards	III	52	2012

Current Directors Whose Terms are not Expiring

Name	Class	Age	Term Expires at Annual Meeting in

John J. Bishar, Jr.	I	59	2010
Archie R. Dykes	I	78	2010
Joseph Martello	I	53	2010
Kyle A. Permut	I	47	2010
Ivan Kaufman	II	48	2011
C. Michael Kojaian	II	47	2011
Melvin F. Lazar	II	70	2011

Nominees

Walter K. Horn.  Mr. Horn has served as one of our directors since November 2003 and our Corporate Secretary since July 2003. Mr. Horn was also our General Counsel and Director of Compliance until his retirement from those positions effective January 1, 2008. Mr. Horn is also a member of Arbor Commercial Mortgage’s executive committee. Mr. Horn was General Counsel of Arbor National Holdings from 1991 until its sale in 1995 and was General Counsel of Arbor Commercial Mortgage until March 2005. Mr. Horn’s experience also includes serving as General Counsel with Resource One, Inc. and Long Island Trust Company.

William Helmreich.  Dr. Helmreich has served as one of our directors since June 2003. Dr. Helmreich is the founder, and since 1980, owner and president of Byron Research and Consulting, a market research firm specializing in financial research, political polling, legal consulting, and issues relating to food products and real estate. He is a professor of Sociology at City College of New York and the CUNY Graduate Center, where he teaches sociology of marketing and consumer behavior. Since 2000, Dr. Helmreich has also been retained as Chairman for Academic Affairs for North Shore Hebrew Academy. He is a director of Transaction Inc., North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., as well as other not-for-profit boards, and was a Senior Vice President of Good Earth Teas for many years.

Karen K. Edwards.  Ms. Edwards has served as one of our directors since August 2005. She was a Senior Vice President at GenSpring Family Offices (formerly Asset Management Advisors), an integrated wealth management firm, from June 2004 until October 2008. From January 2001 to August 2001, she was the Chief Operating Officer at New Vantage Group, a firm that manages early-stage venture funds for active angel investors. She co-founded the Investment Banking Group at Friedman, Billings, Ramsey & Co. (FBR), where she was a managing director from 1992 to 2000. In that role, she was responsible for raising equity and high yield debt capital for financial institutions and other financial services companies. She also developed FBR’s mergers and acquisitions practice. Ms. Edwards is a Chartered Financial Analyst and a member and former president of the CFA Society of Washington. She is a member and former Treasurer of Women in Housing and Finance. She currently serves on the Alumni Board of the University of Virginia’s Darden Graduate School of Business.

Continuing Directors

John J. Bishar, Jr.  Mr. Bishar has served as one of our directors since April 2007. From August 2007 until December 31, 2008, he was the U.S. General Counsel of National Grid U.S.A., a wholly-owned subsidiary of National Grid plc, a multi-national energy delivery company. Since January 1, 2009, he has been the Senior Advisor to National Grid’s current U.S. General Counsel. At National Grid U.S.A., Mr. Bishar was responsible for all U.S. legal matters, as well as U.S. ethics, compliance and risk reporting. National Grid plc acquired KeySpan Corporation, a large, diversified U.S. energy delivery company, in August of 2007. Mr. Bishar was Executive Vice President, General Counsel and Chief Governance Officer of KeySpan Corporation from 2002 until the acquisition. At KeySpan Corporation, Mr. Bishar was responsible for the Legal Services Business Unit, the Corporate Secretary’s Office and for all governance and compliance matters. Prior to joining KeySpan in 2002, Mr. Bishar was a partner in the law firm of Cullen and Dykman LLP. He was the managing partner of the firm from 1993 to 2002 and a member of the firm’s executive committee. From 1980 to 1987, Mr. Bishar was a Vice President and the General Counsel and Corporate Secretary of LITCO Bancorporation of New York Inc. Mr. Bishar is a graduate of Georgetown University and Fordham University School of Law.

Archie R. Dykes.  Dr. Dykes has served as one of our directors since April 2006. Dr. Dykes is lead director of PepsiAmericas, Inc. He has served as chairman of Capital City Holdings Inc., a venture capital organization, for more than the past five years. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was chancellor of the University of Tennessee. Dr. Dykes was Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc. until September 2004. He assumed those roles at Fleming in March 2003 following his service to Fleming as Non-executive Chairman of the Board. He also serves as a director of Raytech Corporation and Midas, Inc. Dr. Dykes is a member of the board of trustees of the Kansas University Endowment Association, the William Allen White Foundation and YouthFriends, Inc. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the executive committee of the Association of American Universities.

Joseph Martello.  Mr. Martello has served as one of our directors since June 2003. Mr. Martello is currently Chief Operating Officer of Arbor Management, LLC, the managing member of Arbor Commercial Mortgage. He is responsible for management of the investment portfolio and overseeing the day-to-day operations within Arbor Management. Mr. Martello is also a member of the executive committee of Arbor Commercial Mortgage. From 1995 to 1999, Mr. Martello was Chief Financial Officer of Arbor Commercial Mortgage. From 1990 to 1995, Mr. Martello was the Chief Financial Officer of Arbor National Holdings, Inc. Prior to that, he was a senior manager with the international accounting and consulting firm of Ernst & Young for eleven years. Mr. Martello is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants, where he is a former executive member of the Board of Directors of the Suffolk County chapter. Mr. Martello also serves as a director of Citala, Ltd., a privately-owned technology firm based in Israel.

Kyle A. Permut.  Mr. Permut has served as one of our directors since August 2005. Prior to becoming one of our directors, Mr. Permut served as a managing director from 1997 to 2005 at Canadian Imperial Bank of Commerce (CIBC), the largest bank in Canada and one of the 10 largest in North America. In this position, he was head of CIBC World Markets Debt Capital Markets Group in the United States. He was a member of the firm’s USA

Management Committee, its executive board and the Debt Capital Markets Management Committee. Mr. Permut retired from CIBC in 2005.

Ivan Kaufman.  Mr. Kaufman has served as our Chairman, Chief Executive Officer and President since June 2003. Mr. Kaufman has been Chief Executive Officer and President of Arbor Commercial Mortgage, LLC, our Manager, since its inception in 1993. Arbor Commercial Mortgage is a national commercial real estate finance company which specializes in debt and equity financing for multi-family and commercial real estate. In 1983, he co-founded a predecessor of Arbor National Holdings Inc. and its residential lending subsidiary, Arbor National Mortgage Inc., which became a public company in 1992 and was sold to BankAmerica in 1995. Mr. Kaufman was named regional “Entrepreneur of the Year” by Inc. Magazine for outstanding achievements in financial services in 1990. Mr. Kaufman has also served on Fannie Mae’s regional advisory and technology boards, as well as the board of directors of the Empire State Mortgage Bankers Association.

C. Michael Kojaian.  Mr. Kojaian has served as one of our directors since June 2003. Since 1998 Mr. Kojaian has been the chief operating officer of the Kojaian group of companies, a national multi-faceted real estate development, investment and asset management organization. Mr. Kojaian is the chairman of the board of Grubb & Ellis, a commercial real estate advisory firm.

Melvin F. Lazar.  Mr. Lazar has served as one of our directors since his appointment in November 2003. Mr. Lazar is the founder of Lazar Levine & Felix LLP, certified public accountants, was its managing partner from 1969 until September 2002, and is still an employee of the firm, now known as Parente Randolph LLP. Mr. Lazar specializes in business valuations and merger and acquisition activities. Mr. Lazar serves on the boards of directors, and is the Chairman of the Audit Committees, of Enzo Biochem, Inc., a publicly-held biotechnology company, and Active Media Services, Inc., a privately-held corporate trading company.

Corporate Governance Profile

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines govern, among other things, board member qualifications, responsibilities, education and management succession. A copy of the corporate governance guidelines may be found at the corporate website at www.arborrealtytrust.com under the heading “Investor Relations — Corporate Governance.”

The Board of Directors met on 14 occasions and acted by written consent on 11 occasions during 2008. No incumbent director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served during 2008.

Senior Officer Code of Ethics and Code of Business Conduct and Ethics

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer, Chief Credit Officer and Controller (or persons performing similar functions to the aforementioned officers regardless of whether such persons (1) are employed directly by the Company or (2) are employed by Arbor Commercial Mortgage, our Manager pursuant to a management agreement). We have also adopted a code of business conduct and ethics applicable to all employees, officers and directors. Both codes are available on our website at www.arborrealtytrust.com under the heading “Investor Relations — Corporate Governance.” You may also obtain these documents, as well as our corporate governance guidelines, in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553: Attention: Investor Relations. Amendments to, and waivers from, the senior officer code of ethics and the code of business conduct and ethics for a director or officer will be disclosed at the same website address and heading provided above. We have filed our 2008 Domestic Company Section 303A CEO Certification with the NYSE without any qualifications. Our Sarbanes-Oxley Section 302 Certification was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008.

Director Independence

Of our ten directors, seven have been determined by our Board of Directors to be independent for purposes of the NYSE listing standards. Our independent directors are Messrs. Bishar, Kojaian, Lazar and Permut, Drs. Dykes and Helmreich and Ms. Edwards. In determining director independence, the Board of Directors reviewed, among other things, whether any transactions or relationships currently exist, or have existed in the past, between each director and the Company and its subsidiaries, affiliates and equity investors or independent registered public accounting firm. In particular, the board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director’s immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the NYSE for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent.

The Board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. In reviewing the independence of Dr. Helmreich, the board carefully reviewed whether (1) Mr. Kaufman’s and Dr. Helmreich’s current and prior participation on the boards of North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., all of which are not-for-profit organizations, (2) Dr. Helmreich’s engagement since the summer of 2000 as an external consultant by North Shore Hebrew Academy in the capacity of chairman of Academic Affairs of North Shore Hebrew Academy and (3) Dr. Helmreich’s prior receipt of consulting fees from Arbor Management, LLC should, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Dr. Helmreich is independent. The board, in particular, reviewed the materiality of the transactions to the parties involved, the compensation and timing of Dr. Helmreich’s advisory role with North Shore Hebrew Academy and Arbor Management, LLC and the absence of any employment or compensatory capacity by Dr. Helmreich with NSH Affordable Housing of Indiana, Inc. In reviewing the independence of Mr. Kojaian, the board carefully reviewed whether (1) Mr. Kaufman’s and Mr. Kojaian’s co-investment in an operating company and (2) Mr. Kojaian’s beneficial ownership of approximately 4.0% of the Company’s common stock, should, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Mr. Kojaian is independent. The board, in particular, reviewed the materiality of the transactions to the parties involved. In reviewing the independence of Mr. Bishar, the board carefully reviewed whether Mr. Bishar’s position as partner in the law firm of Cullen and Dykman LLP, which the Company has engaged and may continue to engage in connection with various real estate finance transactions, based upon the totality of the circumstances, should be deemed to be material so as to preclude a finding that Mr. Bishar is independent. In reviewing the independence of Mr. Permut, the board carefully reviewed whether Mr. Permut’s previous designation as the legal guardian of the then minor children of Mr. Kaufman and his wife in the event of their death and his appointments as a secondary successor executor under the wills of Mr. Kaufman and his wife and as the initial successor trustee of certain of Mr. Kaufman’s estate planning vehicles should, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Mr. Permut is independent. As a result of its review, the board affirmatively determined that Messrs. Bishar, Kojaian, Lazar and Permut, Drs. Dykes and Helmreich and Ms. Edwards were independent under the NYSE listing standards.

Board Committees

Our board has established four standing committees, the principal functions of which are briefly described below. Matters put to a vote at any one of our four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee. Our Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

Audit Committee

Our Board of Directors has established an Audit Committee, which is composed of four of our independent directors, Mr. Lazar, Mr. Bishar, Dr. Dykes and Ms. Edwards. The membership of the audit committee was increased to four directors in 2007 with the appointment of Mr. Bishar to the Board of Directors. During 2008, the Audit Committee met on five occasions. The Audit Committee assists the board in overseeing (1) the integrity of the Company’s financial statements, (2) the Company’s independent registered public accounting firm’s qualifications and independence, (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function and (4) the Company’s compliance with legal and regulatory requirements.

Mr. Lazar currently serves as chairman of the Audit Committee. The board has determined that Mr. Lazar qualifies as an “Audit committee financial expert” as defined by the rules of the SEC and that each member of the Audit Committee is “financially literate.” The Audit Committee is governed by a charter that has been adopted by the Board of Directors.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which is composed of four of our independent directors, Messrs. Kojaian, Lazar and Permut and Dr. Helmreich. During 2008, the Compensation Committee met on one occasion and acted by written consent on two occasions. Mr. Kojaian is currently the chairman of the Compensation Committee. The principal functions of the Compensation Committee are to (1) evaluate the performance of our officers; (2) review the compensation payable to our officers and non-employee directors; (3) evaluate the performance of Arbor Commercial Mortgage; (4) review the compensation and fees payable to Arbor Commercial Mortgage under our management agreement; (5) review and discuss with management the compensation discussion and analysis disclosure included in this proxy statement; and (6) administer the issuance of any stock to our employees or the employees of Arbor Commercial Mortgage who provide services to us. The Compensation Committee is governed by a charter that has been adopted by the Board of Directors.

Nominating/Corporate Governance Committee

Our Board of Directors has established a Nominating/Corporate Governance Committee, which is composed of three of our independent directors, Dr. Helmreich, Mr. Bishar and Ms. Edwards. During 2008, the Nominating/Corporate Governance Committee met on two occasions. Dr. Helmreich currently serves as chairman of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at each annual meeting of stockholders. The Nominating/Corporate Governance Committee is also responsible for (1) preparing and submitting to the board for adoption the committee’s selection criteria for director nominees; (2) reviewing and making recommendations on matters involving general operation of the board and our corporate governance; and (3) annually recommending to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the board. The Nominating/Corporate Governance Committee is governed by a charter that has been adopted by the Board of Directors.

Copies of the charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee charter are available on our website, www.arborrealtytrust.com, under the heading “Investor Relations — Corporate Governance.” You may also obtain these documents in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553: Attention: Investor Relations.

Independent Director Committee

Our Board of Directors has established an Independent Director Committee, which is currently composed of seven of our independent directors, Messrs. Bishar, Kojaian, Lazar and Permut, Drs. Helmreich and Dykes and Ms. Edwards. Dr. Dykes currently serves as chairman of the Independent Director Committee. The Independent Director Committee is responsible for, among other things, considering and voting upon matters as to which the Board of Directors determines Arbor Commercial Mortgage or its affiliates (other than the Company or its subsidiaries) or any of our directors (other than an independent director) or officers has a conflict of interest, including the approval of transactions between the Company and Arbor Commercial Mortgage. The individual who serves as the chair of the Independent Director Committee rotates each year among our independent directors.

In the first quarter of 2009, the Independent Director Committee formed a subcommittee consisting of Messrs. Bishar, Lazar and Permut to consider related party transactions proposed to be entered by Company on the one hand and Arbor Commercial Mortgage, Mr. Kaufman or any of their respective affiliates (other than the Company) on the other hand, when expedient approval of such transaction is deemed by the subcommittee to be necessary or appropriate.

Non-Management Directors

As required by the NYSE’s Corporate Governance Standards, our non-management directors meet regularly in executive session without any members of management present. Mr. Permut currently presides at such regularly scheduled executive sessions of the non-management directors.

Stockholder and Interested Party Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Interested parties and stockholders may contact any member of the board (or all members), including non-management directors, by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of the Corporate Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the office of the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Director Nomination Procedures

The Nominating/Corporate Governance Committee generally believes that, at a minimum, candidates for membership on the Board of Directors should have demonstrated an ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating/Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the Board of Directors, the Nominating/Corporate Governance Committee also seeks to have the Board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

The Nominating/Corporate Governance Committee may identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. It may also engage firms, at our expense, that specialize in identifying director candidates. As described below, the Nominating/Corporate Governance Committee will also consider candidates recommended by stockholders.

The Nominating/Corporate Governance Committee anticipates that once a person has been identified by the committee as a potential candidate, the committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Corporate Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. If the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating/Corporate Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Nominating/Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to stockholder nominations of individuals as director nominees submitted in accordance with our bylaw, as summarized below, the Nominating/Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Nominating/Corporate Governance Committee in care of the Corporate Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. Director recommendations submitted by stockholders should include the following:

•	the name, age, business address and residence address of the individual(s) recommended for nomination;

•	the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

•	the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition; and

•	all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder nominations of individuals as director nominees submitted in accordance with our bylaws must be delivered to the Corporate Secretary not earlier than the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; provided, however, that if the date of mailing of the notice for the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the mailing of the notice for the preceding year’s annual meeting, the stockholder nomination, including the information described above, must be delivered not earlier than the 120th day prior to the mailing of the notice for the upcoming annual meeting and not later than the close of business on the later of (1) the 90th day prior to the mailing of the notice for the upcoming annual meeting of stockholders and (2) the 10th day following the date on which public announcement of the mailing of the notice for the upcoming annual meeting is first made.

The Nominating/Corporate Governance Committee expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Director Attendance at Annual Meeting

We do not currently maintain a policy requiring our directors to attend the annual meeting; however, attendance by our directors is encouraged. All of our directors attended the 2008 annual meeting.

AUDIT COMMITTEE REPORT AND DISCLOSURES

The following report of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Arbor Realty Trust, Inc., a Maryland corporation (“Arbor” or the “Company”), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that all members of the Audit Committee meet the independence standards established by the NYSE.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s independent registered public accounting firm’s qualifications and independence, (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function and (4) the Company’s compliance with legal and regulatory requirements.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in Arbor’s Annual Report to Stockholders for fiscal year ended December 31, 2008 with Arbor’s management and independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

In addition, the Audit Committee discussed with the independent registered public accounting firm the registered public accounting firm’s independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required from the independent registered public accounting firm by PCAOB Ethics and Independence Rule 3526 Communications with Audit Committee Concerning Independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:

Melvin F. Lazar (Chairman)
John J. Bishar, Jr.
Archie R. Dykes
Karen K. Edwards

April 30, 2009

EXECUTIVE OFFICERS

Our executive officers are elected annually by our Board of Directors and serve for a term of one year and until their respective successors are elected and qualify. Set forth below is information regarding our executive officers, as of the date of this proxy statement, unless otherwise indicated:

Name	Age	Position

Ivan Kaufman(*)	48	Chairman of the Board of Directors, Chief Executive Officer and President
Paul Elenio	41	Chief Financial Officer and Treasurer
Gene Kilgore	42	Executive Vice President — Structured Securitization
Fred Weber	48	Executive Vice President — Structured Finance
Walter K. Horn(*)	66	Corporate Secretary and Director
John Felletter	51	Senior Vice President — Asset Management
Mark S. Fogel	40	Senior Vice President — Asset Management

(*)	Biographical information is provided above under “Board of Directors.”

Paul Elenio.  Mr. Elenio has served as our Chief Financial Officer and Treasurer since September 2005. Mr. Elenio joined Arbor National Holdings, the predecessor company of our Manager, Arbor Commercial Mortgage, in 1991. In 1995, he was promoted to Vice President, Controller, in 2002 assumed the position of Vice President of Finance and in 2004 was further promoted to Senior Vice President, Finance. Mr. Elenio is responsible for overseeing all aspects of our financial operations. This includes financial reporting, tax planning, budgeting, and the appropriate utilization of our capital. He is also in charge of investor relations. Mr. Elenio also serves on Arbor Commercial Mortgage’s executive committee. Prior to joining Arbor, Mr. Elenio was employed with Ernst & Young from 1989 to 1990 in the auditing department.

Gene Kilgore.  Mr. Kilgore has served as our Executive Vice President — Structured Securitization since October 2004. Mr. Kilgore also serves on Arbor Commercial Mortgage’s executive committee. From September 2001 to September 2004, Mr. Kilgore was a portfolio manager for ZAIS Group, LLC, a structured finance investment advisor. From September 2000 to August 2001, Mr. Kilgore was director of risk finance at Barclays Capital. From September 1996 to September 2000, Mr. Kilgore worked at Standard & Poor’s Ratings Service, where he was a director in the collateralized debt obligations group. He has also served as Vice President of Corporate Lending and Commercial Real Estate at Wachovia Bank.

Fred Weber.  Mr. Weber has served as our Executive Vice President — Structured Finance since June 2003. He also continues to provide services to Arbor Commercial Mortgage in his capacity as a continuing member of Arbor Commercial Mortgage’s executive committee. Mr. Weber was employed by Arbor Commercial Mortgage from May 1999 until July 1, 2003. At Arbor Commercial Mortgage, Mr. Weber oversaw Arbor Commercial Mortgage’s structured finance and principal transaction group, where he was responsible for origination, underwriting and closing coordination of debt and equity financing for various asset types and classes of commercial real estate nationwide. He has been involved in the mortgage banking industry for more than 17 years and has extensive real estate finance and acquisition experience. Mr. Weber is a member of the real estate finance committee of the Real Estate Board of New York. From July 1997 through February 1999, Mr. Weber was a partner and co-head of the real estate department with Kronish Lieb Weiner & Hellman LLP. Previously, Mr. Weber was a partner with the law firm of Weil, Gotshal & Manges LLP.

John Felletter.  Mr. Felletter has served as one of our Senior Vice Presidents of Asset Management since November 2008. He was a director at UBS from 1999 to 2006. In 2006, UBS created Dillon Read Asset Management and Mr. Felletter served as a director of the manager of that fund from 2006 to August 2007. Mr. Felletter has also held portfolio/asset management positions at Capital Trust (from 1998 to 1999), Phoenix Realty Securities (from 1996 to 1998), with the J.E. Roberts/Goldman Sachs Venture (from 1994 to 1996). Previously, Mr. Felletter worked for the Resolution Trust Corporation, Citibank, Capital Alliance, and Connecticut National Bank. Mr. Felletter has over 26 years of commercial real estate debt and equity experience, including acquisitions/dispositions, loan securitizations, exposure to troubled debt restructuring, workout and bankruptcy and oversight of portfolio monitoring, investor reporting and loan servicing. Mr. Felletter holds the Chartered Financial Analyst designation. Prior to his corporate career, Mr. Felletter served as a First Lieutenant in the United States Marine Corps.

Mark S. Fogel.  Mr. Fogel has served as one of our Senior Vice Presidents of Asset Management since September 2005. Mr. Fogel served as our Vice President — Asset Management between July 2003 and September 2005. Mr. Fogel was employed by Arbor Commercial Mortgage from August 2000 until July 2003. At Arbor Commercial Mortgage, Mr. Fogel asset managed Arbor Commercial Mortgage’s structured and flow loan portfolio, where he was responsible for risk management, loan workouts and foreclosures, asset reporting and borrower relationship management on all classes of commercial real estate nationwide. He has been involved in the real estate industry for 15 years and has extensive real estate finance, development, asset management, and investment banking experience.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee — Composition and Responsibility

Our Board of Directors has established a Compensation Committee, which is comprised of four of our six independent directors. The Compensation Committee is governed by a charter that has been adopted by the Board of Directors. The current Compensation Committee charter may be viewed on our website, www.arborrealtytrust.com, under the heading “Investor Relations — Corporate Governance.”

The principal functions of the Compensation Committee are to (1) evaluate the performance of our officers; (2) review the compensation payable by the Company to our officers and non-employee directors; (3) evaluate the performance of Arbor Commercial Mortgage, our Manager, pursuant to the management agreement described under “— Management Agreement;” (4) review the compensation and fees payable to Arbor Commercial Mortgage under our management agreement; (5) review and discuss with management the Compensation Discussion and Analysis disclosure included in our proxy statement; and (6) administer the issuance of any equity-based incentive awards to our employees or the employees of Arbor Commercial Mortgage who provide services to us.

Compensation Philosophy and Principles

The Compensation Committee acknowledges that the real estate finance industry is highly competitive and that experienced professionals have significant career mobility. The Company competes for executive talent with a large number of real estate investment companies and specialty finance companies, some of which are privately owned and some of which have significantly larger market capitalization than the Company. We are a specialized company in a highly competitive industry and our ability to attract, retain and reward our “named executive officers” and other key employees is essential to maintaining our competitive position in the real estate finance industry. For 2008, our “named executive officers” are Mr. Kaufman, our Chief Executive Officer, Mr. Elenio, our Chief Financial Officer, and Messrs. Weber, Kilgore and Fogel, the three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer). As described in “— Management Agreement”, all cash compensation and benefits for Messrs. Kaufman and Elenio are paid by Arbor Commercial Mortgage, our Manager. Therefore, the Compensation Committee only approves the grants that may be made to Messrs. Kaufman and Elenio under the Company’s Stock Incentive Plan.

The Compensation Committee’s goal is to maintain compensation programs that are competitive within our industry, reward executives if the Company achieves its operational, financial and strategic goals and build stockholder value. In determining the form and amount of compensation payable by the Company to the named executive officers, the Compensation Committee is guided by the following objectives and principles:

•	Compensation levels should be sufficiently competitive to attract and retain key executives. The Company aims to ensure its executive compensation program attracts, motivates and retains high performance talent and rewards them for the Company achieving and maintaining a competitive position in its industry. Total compensation should increase with position and responsibility.

•	Compensation should relate directly to performance and incentive compensation should constitute a substantial portion of total compensation. The Company aims to promote a pay-for-performance culture, with a majority of total compensation being “at risk”. Accordingly, a substantial portion of total compensation should be tied to and vary with the Company’s operational, financial and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact the Company’s strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•	Long-term incentive compensation should align executives’ interests with the Company’s stockholders. Awards of equity-based compensation encourage executives to focus on the Company’s long-term growth and prospects and motivate executives to manage the Company from the perspective of owners with a meaningful stake in the Company, as well as to focus on long-term career orientation.

There is no specific policy, practice or formula regarding an allocation between cash and non-cash compensation.

The Compensation Committee reviews at least annually the goals and objectives of the Company’s executive compensation plans, incentive compensation plans, equity-based plans and other compensation and employee benefit plans. The Compensation Committee believes that the Company’s benefits are competitive with its peers and provide additional incentive for strong performance.

Compensation Setting Process

Management’s Role in the Compensation-Setting Process

The Compensation Committee believes the Company’s Chief Executive Officer, Mr. Kaufman, is in the best position to determine the responsibilities of each executive officer and observe how well each executive performs his responsibilities. Mr. Kaufman provides recommendations to the Compensation Committee regarding base salary levels and the form and amount of the annual cash incentive award and restricted stock awards paid to all executive officers. The Compensation Committee may exercise its discretion in modifying any of the recommendations and is responsible for ultimately approving all compensation arrangements payable by the Company to the named executive officers. Mr. Kaufman does not participate in any deliberations or approvals by the Compensation Committee with respect to any equity-based or other incentive awards that our Compensation Committee may grant to him. Additionally, Mr. Kaufman and other officers of the Company will provide compensation and other information to the Compensation Committee upon their request.

Mr. Kaufman’s recommendations are based on his evaluation of the executive officers’ performance, their contribution toward achieving operational, financial and strategic goals, current and historical elements of each executive’s compensation and the financial performance of the Company.

Compensation Consultant

The charter of the Compensation Committee provides the committee with the sole authority to retain and terminate any compensation consulting firm or other adviser it deems appropriate. For 2008, the Compensation Committee did not engage a compensation consulting firm.

Determining Compensation Levels

The Compensation Committee annually determines targeted total compensation levels, as well as the individual compensation components payable by the Company to the named executive officers. In making such determinations, the Compensation Committee reviews and considers (1) recommendations of the Company’s Chief Executive Officer, (2) historical compensation levels for each named executive officer, (3) industry and market conditions and the Company’s future objectives and challenges, and (4) overall effectiveness of the executive compensation program. The Compensation Committee does not utilize specific performance-based goals in determining compensation levels, but reviews general industry trends as well as the overall performance of the Company.

Based upon discussions and recommendations of the Company’s Chief Executive Officer, and upon its own judgment, the Compensation Committee approved (i) the base salary, cash incentive award and restricted stock incentive award of each of Messrs. Weber, Kilgore and Fogel with respect to their service in 2008, and (ii) the restricted stock incentive award of Mr. Elenio with respect to his service in 2008. The Compensation Committee believes these approved forms and levels of compensation are reasonable, appropriate and in line with the Company’s compensation philosophy and principles.

Compensation recommendations regarding director compensation are reported to, and approved by, the full Board of Directors.

Forms of Compensation

Total compensation for the named executive officers is comprised of one or more of the following components:

•	base salary;

•	annual incentive awards; and

•	retirement and other benefits.

Our named executive officers do not have employment, severance or change of control agreements, although their restricted stock award agreements provide for accelerated vesting upon our change of control as further described under “— Annual Incentive Awards — Restricted Stock Awards.” Our named executive officers serve for a term of one year and until their respective successors are elected and qualify, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s performance-based employment and compensation philosophy.

Base Salary

Salaries provide executives with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Base salaries of the three named executive officers that are payable by the Company are reviewed and approved annually by the Compensation Committee. Generally, base salaries are not based upon specific measures of corporate performance, but are determined by (1) tenure of service, (2) scope and complexity of the position, including current job responsibilities, and (3) the recommendations of our Chief Executive Officer, including an evaluation of each officer’s individual performance and contribution to the Company’s operational, financial and strategic goals and objectives. Consistent with compensation practices commonly applied in the real estate finance industry, salaries generally form a lower percentage of total compensation, with a substantial portion of total compensation coming from incentive compensation that is tied to Company performance.

For a further description of the base salaries paid to the named executive officers in 2008, please refer to the 2008 Summary Compensation Table set forth below.

Annual Incentive Awards

The Company aims to promote a pay-for-performance culture, with a majority of total compensation being “at risk”. The annual incentive award may be in the form of cash, stock-based awards under the Stock Incentive Plan or a combination thereof, at the discretion of the Compensation Committee. The Company does not have any specific policy, practice or formula regarding an allocation between the cash component and the stock-based component. These awards are designed to help achieve the objectives of the compensation program and may vary significantly from year to year. The Compensation Committee has not established any specific performance-based goals that must be met in order to participate in the annual incentive award.

The Compensation Committee believes that the structure and ultimate payout amounts of the incentive awards are appropriate to attract, retain and reward the named executive officers, are competitive with those offered by our peers, provide a strong, long-term performance and retention incentive, support a pay-for-performance culture, and increase the named executive officers’ vested interest in the Company.

Cash Awards

In 2008, the Compensation Committee determined the cash incentive awards of the three named executive officers that are payable by the Company relative to each individual’s contributions and responsibilities. Individuals with increased ability to directly impact the Company’s performance were allocated larger awards because they bear a greater proportion of the risk that compensation will decrease if the Company does not perform as expected. In March 2009, the Company paid cash incentive awards to Messrs. Weber, Kilgore and Fogel of $750,000, $550,000 and $150,000, respectively, with respect to their performance in 2008.

Stock-Based Awards

Restricted Stock Awards.  Since the Company’s formation in 2003, the Compensation Committee has granted the named executive officers (as well as other employees of the Company, employees of the Manager who provide services to the Company and the Company’s non-management directors) restricted stock awards, consisting of shares of the Company’s common stock that vest annually over a multi-year period, subject to the recipient’s continued service to the Company. Employees realize value as the common stock underlying these restricted stock awards vest, with the value increasing if the Company’s stock performance increases after the date of grant. Additionally, all of the common stock underlying these restricted stock awards, whether or not vested, are entitled to cash dividends paid to the Company’s stockholders. From 2003 to 2008, the Company had regularly paid quarterly dividends to common stockholders. Therefore, the Company’s historical dividend policy provided the recipients of these restricted stock awards (including the named executive officers) an additional element of compensation as well as an additional incentive to sustain or increase Company performance. All restricted stock awards have been granted pursuant to the Stock Incentive Plan.

Stock-Based Awards for 2008.  The Compensation Committee believes that stock-based awards must be sufficient in size and value to provide a strong, long-term performance and retention incentive for named executive officers, and to increase their vested interest in the Company. In determining the equity component of the named executive officer’s compensation, the Compensation Committee considers all relevant factors, including the Company’s performance and relative stockholder return, the awards granted in past years and the relative value of the awards. On April 21, 2009, the Compensation Committee granted each of Messrs. Elenio, Weber and Kilgore 30,000 shares of common stock with respect to their 2008 performance. In order to emphasize employee retention at a critical time for the Company, and due to the relatively low value of these grants based on the current market value of the Company’s common stock, all of the common stock granted to these named executive officers in April 2009 was fully vested as of the date of grant. For the same reasons, the Compensation Committee also decided in April 2009 to accelerate the vesting of all then unvested shares underlying restricted stock awards previously granted to Messrs. Elenio, Weber, Kilgore and Fogel (as well as all other recipients of restricted stock grants to date). The following table sets forth each named executive officer who owned shares subject to vesting prior to such acceleration and the number of shares that became fully vested in April 2009 due to such acceleration:

Number of
Named Executive Officer	Shares Accelerated

Fred Weber	130,606
Gene Kilgore	66,206
Paul Elenio	26,906
Mark Fogel	10,472

All shares previously granted to Mr. Kaufman were fully vested in April 2009. In view of his current significant ownership of Company common stock, Mr. Kaufman was not granted any stock-based awards for 2008.

The Company does not have a formal policy on timing equity compensation grants in connection with the release of material non-public information to affect the value of compensation. The Compensation Committee has generally granted stock-based awards once a year in the month of April.

Future Grants of Stock Options.  The Compensation Committee had viewed restricted stock awards as more effective than stock options in achieving the Company’s compensation objectives. However, given the current environment, the significant dislocation in the capital and credit markets in general and the commercial real estate market in particular, and the significant decline in the market value of the Company’s common stock over the past year, the Compensation Committee now considers stock options, in addition to restricted stock awards, as a viable tool to retain key employees on a going forward basis. To the extent that the Compensation Committee decides to grant stock options under the Stock Incentive Plan in the future, the exercise price for the stock options will be equivalent to the market price of the underlying common stock on the date of grant, (ii) the stock options will vest over a multi-year period, and (iii) the stock options will be exercisable for ten years from the date of grant. Stock options align employee incentives with the interests of shareholders because they have value only if the Company’s stock price increases over time. The Compensation Committee believes that the ten-year term of the stock options will help focus employees on the Company’s long-term growth. Because the Company’s stock options will vest over a multi-year period, stock options are intended to help retain key associates and keep employees focused on long-term performance. As previously disclosed, the Company has been re-evaluating its historical dividend policy based upon the market environment, the Company’s capital needs and its estimated taxable income and REIT distribution requirements. As a result, stock options may be more attractive to employees than restricted stock awards in the near term. As discussed further under the heading “Proposal No. 2” in this proxy statement, the Board has approved an amendment and restatement of the Stock Incentive Plan, subject to the approval of the Company’s stockholders being sought in such Proposal No. 2, to authorize the grant of stock options under the Stock Incentive Plan.

Retirement and Other Benefits

The Company maintains a 401(k) plan through an affiliate for all employees, including the named executive officers, as a source of retirement income by enabling participants to save on a pre-tax basis and by providing Company matching contributions. All of the named executive officers participated in the 401(k) plan in 2008. However, the Company only made matching contributions equal to $3,450 for each of Messrs. Weber, Kilgore and Fogel. Arbor Commercial Mortgage made matching contributions for Messrs. Kaufman and Elenio.

The Company does not maintain any non-qualified deferred compensation plans that would allow executives to elect to defer receipt (and taxation) of their base salaries, bonuses or other compensation.

The named executive officers are eligible to participate in the Company’s active employee flexible benefits plans, which are generally available to all Company employees. Under these plans, all employees are entitled to medical, dental, vision, life insurance and long-term disability coverage. Additionally, all of the Company’s employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that the Company’s commitment to provide the employee benefits described above recognizes that the health and well-being of the Company’s employees contribute directly to a productive and successful work life that enhances results for the Company and its stockholders.

The Company provides all named executive officers who are Company employees, i.e. Messrs. Weber, Kilgore and Fogel, with (1) life insurance coverage equal to their annual salary, subject to a maximum of $250,000, and (2) long-term disability coverage equal to 60% of the employee’s current base salary, up to a maximum annual benefit of $120,000.

For further information regarding the premiums paid on the named executive officers’ insurance policy, please refer to the Summary Compensation Table set forth below.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” (the chief executive officer and three other most highly compensated executive officers of the Company other than the chief financial officer) to no more than $1 million. Excluded from total compensation for this purpose is compensation that is “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code. Unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan will be subject to this limit. We expect that the majority of the compensation paid by the Company to the named executive officers in 2008 will be deductible to the Company. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The Committee has not adopted a formal policy that requires all compensation paid to the named executives to be fully deductible.

Executive Compensation in 2009

In March 2009, the Compensation Committee approved the salaries of Messrs. Weber, Kilgore and Fogel for 2009, which did not increase from 2008.

The Compensation Committee intends to continue its strategy of compensating the Company’s named executive officers through programs that emphasize incentive compensation, fostering a pay-for-performance culture. To that end, a majority of executive compensation will continue to be tied to Company and individual performance, while maintaining an appropriate balance between cash and non-cash compensation.

The foregoing discussion primarily describes the compensation philosophies, principles and practices the Compensation Committee utilized in setting executive compensation for the 2008 fiscal year. In the future, as the Compensation Committee continues to review each element of the executive compensation program, these philosophies, principles and practices may change.

Management Agreement

We are externally managed and advised by Arbor Commercial Mortgage pursuant to the terms of a management agreement described below. We believe Arbor Commercial Mortgage’s experience and reputation positions it to originate attractive investment opportunities for us. Our management agreement with Arbor Commercial Mortgage was developed to capitalize on synergies with Arbor Commercial Mortgage’s origination infrastructure, existing business relationships and management expertise.

Because our management agreement provides that Arbor Commercial Mortgage assumes principal responsibility for managing our affairs, certain of our executive officers, who are employees of our Manager, do not receive cash compensation or benefits from us for serving as our executive officers. They may receive grants of equity-based incentive awards under the Stock Incentive Plan. In their capacities as officers or employees of our Manager or its affiliates, they devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the management agreement. Mr. Ivan Kaufman, our Chairman, President and Chief Executive Officer, serves as the Chief Executive Officer of Arbor Commercial Mortgage. Mr. Paul Elenio, our Chief Financial Officer, also serves as Chief Financial Officer of our Manager. Each of Messrs. Kaufman and Elenio receives his cash compensation and benefits from our Manager. Our Manager has informed us that, because the services performed by its officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our Manager that relates solely to their services to us.

Since we currently employ only five executive officers and 32 employees in total, we rely to a significant extent on the facilities and resources of our Manager to conduct our operations. For performing services under the management agreement, Arbor Commercial Mortgage receives a base management fee and incentive compensation based on our performance. Our Manager uses the proceeds from its base management fee in part to pay compensation to its officers and employees who, notwithstanding that some of them are also our officers, receive no direct compensation from us, other than restricted stock that the Compensation Committee may grant to them pursuant to the Company’s 2003 Omnibus Stock Incentive Plan.

Base Management Fee

Our Manager receives an annual base management fee based on the equity (as defined in the management agreement) of our operating partnership. The amount of the base management fee does not depend on the performance of the services provided by our Manager or the types of assets it selects for our investment, but the value of our operating partnership’s equity will be affected by the performance of these assets. The base management fee is payable monthly in arrears in cash, calculated monthly as a percentage of our equity and equal to 0.75% per annum of the equity up to $400 million, 0.625% per annum of the equity between $400 million and $800 million and 0.50% per annum of the equity in excess of $800 million. We incurred $3.5 million in base management fees to Arbor Commercial Mortgage for management services rendered for the year ended December 31, 2008. All amounts incurred have been paid to date.

Incentive Compensation

Our Manager is entitled to receive incentive compensation in an annual amount equal to the product of:

(1) 25% of the dollar amount by which:

•	the sum of: (i) our operating partnership’s “Funds From Operations” (as determined in accordance with the management agreement) for such quarter and (ii) gains (or losses) from debt restructuring and sales of property per operating partnership unit (as determined in accordance with the management agreement) for such quarter; exceeds

•	the product of (i) the weighted average (based on shares of our common stock and operating partnership units) of (a) the per operating partnership unit book value of the net assets contributed by Arbor Commercial Mortgage, (b) the $15.00 offering price per share of our common stock in our private placement of units in July 2003, (c) the offering price per share (including shares of common stock issued upon exercise of warrants or options) of any subsequent offerings by us of our common stock

(adjusted for any prior capital dividends or distributions), and (d) the issue price per operating partnership unit for subsequent contributions to our operating partnership, and (ii) the greater of (x) 9.50% per annum and (y) the Ten Year U.S. Treasury Rate plus 3.50% per annum; multiplied by

(2) the weighted average number of our operating partnership units outstanding, including operating partnership units issued to us equal to the number of shares of our common stock issued by us.

The incentive compensation is payable annually in arrears. The Manager receives quarterly installments of the annual incentive compensation in advance, which installments are calculated based on the 12-month period ending on the last day of the fiscal quarter with respect to which such installment is payable. After the end of the fiscal year, the Manager calculates the annual incentive compensation due for the immediately preceding fiscal year. If the annual incentive compensation for such fiscal year is less than the sum of the quarterly installment payments made during such fiscal year, the management agreement provides that the Manager repay the Company the amount of such overpayment, in cash.

At least 25% of this incentive compensation is payable to our Manager in shares of our common stock having a value equal to the average closing price per share for the last twenty days of the fiscal quarter for which the incentive compensation is being paid.

In 2008, the Company paid the Manager two quarterly installments of the Manager’s estimated incentive compensation for 2008 based on the Company’s results for the twelve months ended March 31, 2008 and June 30, 2008. The amounts paid were $2.9 million in the aggregate. The Company paid the Manager $1.5 million in cash and 116,680 shares of the Company’s common stock, which was valued at $1.4 million at the time payment in 2008, in satisfaction of these quarterly installment payment obligations. After the end of the 2008 fiscal year, the incentive compensation for 2008 was recalculated pursuant to the terms of the management agreement and it was determined that the Manager did not earn any incentive compensation for 2008. Therefore, the $2.9 million amount was determined to be an overpayment of the Manager’s incentive compensation for 2008. As a result, the Company recorded $2.9 million in due from related party in its financial statements for the year ended December 31, 2008.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation amounts paid to our named executive officers for the years ended December 31, 2008, 2007 and 2006.

							All Other
		Salary		Bonus		Stock Awards	Compensation		Total
Name and Principal Position	Year	($)		($)		($)(1)	($)		($)

Ivan Kaufman	2008	$0	(2)	$0	(2)	$0	$0	(2)	$0
Chief Executive Officer and	2007	$0	(2)	$0	(2)	$0	$0	(2)	$0
President	2006	$0	(2)	$0	(2)	$33,333	$0	(2)	$33,333
Paul Elenio	2008	$0	(2)	$0	(2)	$71,307	$0	(2)	$71,307
Chief Financial Officer	2007	$0	(2)	$0	(2)	$51,463	$0	(2)	$51,463
	2006	$0	(2)	$0	(2)	$162,848	$0	(2)	$162,848
Fred Weber	2008	$500,000		$750,000		$1,413,147	$4,962	(3)	$2,668,109
Executive Vice President —	2007	$491,667		$200,000		$1,254,192	$8,262	(3)	$1,954,121
Structured Finance	2006	$400,000		$200,000		$925,428	$7,776	(3)	$1,533,204
Gene Kilgore	2008	$495,833		$550,000		$811,142	$4,314	(4)	$1,861,289
Executive Vice President —	2007	$394,583		$600,000		$343,297	$7,518	(4)	$1,345,398
Structured Securitization	2006	$235,000		$500,000		$255,550	$6,955	(4)	$997,505
Mark Fogel(5)	2008	$197,917		$150,000		$113,202	$3,738	(6)	$464,857
Senior Vice President —	2007	$172,917		$125,000		$66,688	$6,900	(6)	$371,505
Asset Management	2006	N/A		N/A		N/A	N/A		N/A

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006 in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004) (“SFAS No. 123(R)”) for restricted common stock awards granted in 2003, 2005, 2006, 2007 and 2008 (without reflecting estimates of forfeitures). There were no forfeitures of any awards during 2008, 2007 or 2006. All awards are valued based on the closing price of the Company’s common stock on the applicable date of grant. Note 12 to the Company’s consolidated financial statements included in the 2008 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements. Dividends are paid on the restricted stock, whether or not vested, at the same rate and in the same manner as paid to our other common stockholders. Although we granted shares of restricted common stock to Messrs. Elenio, Weber and Kilgore in April 2009 with respect to their performance in 2008, these grants are not reflected above because they did not give rise to a SFAS 123(R) compensation expense in 2008. In addition, as of April 8, 2009 the Compensation Committee accelerated the vesting of all then unvested shares underlying previously granted restricted common stock as of such date. See “Executive Compensation — Compensation Discussion and Analysis — Forms of Compensation — Stock-Based Awards” for further information.

(2)	Messrs. Kaufman and Elenio do not receive cash compensation or benefits from us for serving as our executive officers. They are employed and compensated by our Manager, Arbor Commercial Mortgage. See “Compensation Discussion & Analysis — Management Agreement” for further information.

(3)	Includes $3,450 for Company matching contributions to the 401(k) plan and $1,512 for basic term life insurance for 2008, $6,750 for Company matching contributions to the 401(k) plan and $1,512 for basic term life insurance for 2007 and $6,600 for Company matching contributions to the 401(k) plan and $1,176 for basic term life insurance for 2006.

(4)	Includes $3,450 for Company matching contributions to the 401(k) plan and $864 for basic term life insurance for 2008, $6,750 for Company matching contributions to the 401(k) plan and $768 for basic term life insurance for 2007 and $6,600 for Company matching contributions to the 401(k) plan and $355 for basic term life insurance for 2006.

(5)	Mr. Fogel was not a named executive officer with respect to 2006.

(6)	Includes $3,450 for Company matching contributions to the 401(k) plan and $288 for basic term life insurance for 2008 and $6,750 for Company matching contributions to the 401(k) plan and $150 for basic term life insurance for 2007.

Grants of Plan-Based Awards

The following shares of restricted common stock were granted to the named executive officers pursuant to the Company’s 2003 Omnibus Stock Incentive Plan during 2008.

			All Other Stock
			Awards: Number of	Grant Date Fair
			Shares of Stock or	Value of Stock
Name	Grant Date	Approval Date	Units (#)(1)	Awards($)

Ivan Kaufman	N/A	N/A	0	$0
Paul Elenio	04/02/08	03/07/08	9,340	$153,550
	06/30/08	06/30/08	20,000	$180,400
Fred Weber	04/02/08	03/07/08	77,840	$1,279,690
	06/30/08	06/30/08	20,000	$180,400
Gene Kilgore	04/02/08	03/07/08	43,590	$716,620
	06/30/08	06/30/08	20,000	$180,400
Mark Fogel	04/02/08	03/07/08	9,340	$153,550

(1)	As of December 31, 2008, these shares were subject to the terms of a restricted stock award agreement providing that the shares vest subject to the continued service of the named executive officer to the Company, but will become fully vested upon a “change of control” (as defined in the agreement) of the Company. In addition, as of April 8, 2009 the Compensation Committee accelerated the vesting of all then unvested shares underlying previously granted restricted common stock as of such date. See “Executive Compensation — Compensation Discussion and Analysis — Forms of Compensation — Stock-Based Awards” for further information.

Cash dividends are paid on all outstanding shares of restricted stock at the same rate as is paid to all stockholders, which was $2.10 per share for 2008.

Outstanding Equity Awards at Fiscal Year-End

The table below lists the number of shares of common stock held by each our named executive officers as of December 31, 2008 that were subject to vesting (pursuant to the terms of the related restricted stock award agreement) as of that date.

	Stock Awards
	Number of Shares or Units		Market Value of Shares or
	of Stock That Have Not		Units of Stock That Have
Name	Vested (#)		Not Vested ($)(1)(2)

Ivan Kaufman	0		$0
Paul Elenio	26,906	(2)	$79,373
Fred Weber	130,606	(2)	$385,288
Gene Kilgore	66,206	(2)	$195,308
Mark Fogel	10,472	(2)	$30,892

(1)	Based on the closing price of the common stock on December 31, 2008 of $2.95.

(2)	In April 2009, the Compensation Committee approved the immediate vesting of all unvested restricted common stock awards granted to date. See “Compensation Discussion and Analysis — Forms of Compensation — Annual Incentive Awards — Restricted Stock Awards” for information regarding these grants.

Stock Vested Table

The table below lists the number of shares of restricted common stock held by each our named executive officers as of December 31, 2008 that vested (pursuant to the terms of the related restricted stock award agreement) during 2008.

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)(1)(2)

Ivan Kaufman	0	$0
Paul Elenio	12,234	$146,196
Fred Weber	47,234	$704,816
Gene Kilgore	24,384	$338,235
Mark Fogel	3,368	$53,375

(1)	Value realized equals the fair market value of the shares on the date the shares vested.

(2)	In April 2009, the Compensation Committee approved the immediate vesting of all unvested restricted common stock awards granted to date. See “Compensation Discussion and Analysis — Forms of Compensation — Annual Incentive Awards — Restricted Stock Awards” for information regarding these grants.

Potential Payments Upon Termination of Change in Control

The Company does not maintain employment, severance or change in control agreements with any of the named executive officers and therefore, the Company is not obligated to pay cash severance to any of the named executive officers upon a termination of their employment.

Certain shares of common stock owned by the named executive officers were subject to restricted award agreements as of December 31, 2008. The terms of these agreements provided for accelerated vesting of the shares upon the occurrence of a “change in control” (as defined in the agreements) of the Company. If a change in our control had occurred on December 31, 2008 at a per share price of $2.95, the closing price of the Company’s common stock on that date, the value of the acceleration would be the same as the dollar amount set forth in the “— Outstanding Equity Awards at Fiscal Year End.”

Director Compensation

The Compensation Committee’s recommendations regarding director compensation are reported to, and approved by, the full Board of Directors. The Compensation Committee grants restricted stock awards to new directors upon their election to the Board of Directors on a pro rata basis.

The following table sets forth the compensation amounts paid by us to our directors for the year ending December 31, 2008.

	Fees Earned or Paid	Stock Awards
Name	in Cash ($)	($)(1)(2)(3)	Total ($)

John J. Bishar, Jr.	$50,000	$28,960	$78,960
Archie R. Dykes	$51,000	$30,379	$81,379
Karen K. Edwards	$55,000	$34,003	$89,003
William Helmreich	$48,000	$34,980	$82,980
Walter K. Horn(4)	$0	$41,629	$41,629
C. Michael Kojaian	$46,000	$34,980	$80,980
Melvin F. Lazar	$60,000	$32,463	$92,463
Joseph A. Martello(4)	$0	$141,878	$141,878
Kyle A. Permut	$44,000	$34,003	$78,003

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with SFAS No. 123(R) for restricted common stock awards granted in 2005, 2006, 2007 and 2008 (without reflecting estimates of forfeitures). All awards are valued based on the closing price of the common stock on the applicable date of grant. Note 12 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for 2008 contains more information about the Company’s accounting for stock-based compensation arrangements. Dividends are paid on the shares of restricted common stock, whether or not vested, at the same rate and in the same manner as paid to our other common stockholders.

(2)	The shares still subject to vesting at December 31, 2008 are listed in the table below.

	Number of Shares of	Market Value of
	Stock That Have Not	Shares of Stock that
Name	Vested (#)(*)	Have Not Vested ($)(**)

John J. Bishar, Jr.	1,583	$4,670
Archie R. Dykes	1,583	$4,670
Karen K. Edwards	1,806	$5,328
William Helmreich	1,833	$5,407
Walter K. Horn	2,960	$8,732
C. Michael Kojaian	1,833	$5,407
Melvin F. Lazar	1,722	$5,080
Joseph Martello	11,972	$35,317
Kyle A. Permut	1,806	$5,328

(*)	In addition, as of April 8, 2009 the Compensation Committee accelerated the vesting of all then unvested shares underlying previously granted restricted common stock as of such date. See “Executive Compensation— Compensation Discussion and Analysis — Forms of Compensation — Stock-Based Awards” for further information.

(**)	Based on the closing price of the Company’s common stock on December 31, 2008 of $2.95.

(3)	The grant date fair value of restricted stock awards granted during 2008 is as follows:

		Grant Date Fair
	Number of Shares	Value of Stock
Name	Granted (#)	Awards ($)

John J. Bishar, Jr.	2,000	$32,880
Archie R. Dykes	2,000	$32,880
Karen K. Edwards	2,000	$32,880
William Helmreich	2,000	$32,880
Walter K. Horn	0	$0
C. Michael Kojaian	2,000	$32,880
Melvin F. Lazar	2,000	$32,880
Joseph Martello	9,340	$153,550
Kyle A. Permut	2,000	$32,880

(4)	Mr. Horn, who is currently our Corporate Secretary and was our General Counsel and Director of Compliance until his retirement from those positions effective January 1, 2008, and Mr. Martello, the Chief Operating Officer of Arbor Management, LLC (which is the managing member of Arbor Commercial Mortgage, our external manager) do not receive fees for their service as directors. The amounts shown in the Stock Awards column of the table above relate to restricted stock awards granted to Messrs. Horn and Martello pursuant to the Company’s 2003 Omnibus Stock Incentive Plan in their capacities as service providers to the Company.

Each of our non-management directors is paid a director’s fee of $25,000 per year. Each independent director who serves as chairman of the Audit Committee is paid an additional fee of $10,000 per year, each independent director who serves as chairman of the Compensation Committee is paid an additional fee of $5,000 per year and each independent director who serves as chairman of the Nominating/Corporate Governance Committee is paid an additional fee of $3,000 per year. Each non-management director is also paid (i) a fee of $2,000 for each board or committee meeting that he or she attends in person, and (ii) a fee of $1,000 for each telephone board or committee meeting that he or she attends. Effective as of January 1, 2009, non-management directors participating in weekly telephone meetings relating to market conditions are paid the sum of $300 per meeting. In addition, we reimburse all directors for reasonable out of pocket expenses incurred in connection with their services on the Board of Directors. We also reimburse all directors up to $2,500 per year for continuing education costs incurred in connection with their services on the Board of Directors.

Additional Grants Made Pursuant to the Stock Incentive Plan

On April 21, 2009, we granted a total of 155,000 shares of restricted common stock to certain of our employees and employees of our Manager, including three of our named executive officers, Messrs. Elenio, Weber and Kilgore. On April 21, 2009, we also granted a total of 90,000 shares of restricted common stock to all of our directors except for Mr. Kaufman. All of the shares granted to each award recipient were vested as of the date of grant.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” with the Company’s management. Based upon this review and their discussions, the Compensation Committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” in the Company’s proxy statement for its 2009 annual meeting of stockholders.

Compensation Committee:

C. Michael Kojaian (Chair)
Kyle Permut
William Helmreich
Melvin F. Lazar

April 30, 2009

Compensation Committee Interlocks and Insider Participation

Messrs. Kojaian and Lazar and Dr. Helmreich served as members of our Compensation Committee during 2008 and to date. Dr. Dykes serves and a member of this committee from January 2008 until mid-2008. Mr. Permut has served as a member of this committee from mid-2008 to date. Dr. Helmreich has been retained as a part-time consultant in the capacity of chairman for Academic Affairs by North Shore Hebrew Academy since 2000. Prior to 2000, Dr. Helmreich was the President of North Shore Hebrew Academy. Our Chairman and Chief Executive Officer, Mr. Kaufman, and Dr. Helmreich are both members of the Board of Trustees of North Shore Hebrew Academy High School.

Equity Compensation Plan Information

The following table presents information as of December 31, 2008 regarding the Company’s 2003 Omnibus Stock Incentive Plan and the incentive compensation provisions of our management agreement with Arbor Commercial Mortgage, which are our only equity compensation plans:

	Number of Securities to be	Weighted Average
	Issued Upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance

Equity compensation plans approved by security holders:
2003 Omnibus Stock Incentive Plan	0	N/A	376,843
Incentive Compensation pursuant to Management Agreement(1)	0	N/A	See Note 2
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	0	N/A	376,843	(2)

(1)	Pursuant to the terms of our management agreement with Arbor Commercial Mortgage, at least 25% of the incentive compensation earned by our Manager is payable in shares of our common stock having a value equal to the average closing price per share for the last twenty days of the fiscal quarter for which the incentive compensation is being paid. Arbor Commercial Mortgage has the right to elect to receive 100% of the incentive compensation in shares of our common stock. See “Compensation Discussion and Analysis — Management Agreement” for information regarding the terms of our management agreement and the incentive compensation payable to Arbor Commercial Mortgage thereunder. Our sole stockholder immediately prior to the date we entered into the management agreement with Arbor Commercial Mortgage approved the issuance of shares of our common stock to Arbor Commercial Mortgage pursuant to the incentive compensation provisions of the management agreement.

(2)	The number of securities remaining available for future issuance to Arbor Commercial Mortgage as incentive compensation pursuant to the management agreement depends on the amount of incentive compensation earned by Arbor Commercial Mortgage in the future and therefore is not yet determinable.

See “Additional Grants Made Pursuant to the Stock Incentive Plan” for restricted stock awards granted in April 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our common stock are beneficially owned by (i) each of our directors and each nominee for director, (ii) each of our executive officers; and (iii) all of our directors and executive officers as a group. The following table also indicates how many shares of our common stock are beneficially owned by each person known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person’s filing of a Schedule 13D or Schedule 13G with the SEC. Unless otherwise indicated, the persons named in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In accordance with SEC beneficial ownership rules, the following table attributes to Arbor Commercial Mortgage (and to Mr. Kaufman, as the controlling owner of Arbor Commercial Mortgage) beneficial ownership of the 5,383,323 shares of common stock currently held by Arbor Commercial Mortgage.

	Shares of Common Stock
	Beneficially Owned
Name and Address(1):	Number (2)	Percentage (3)

Ivan Kaufman(4)	5,507,872	21.7%
Arbor Commercial Mortgage, LLC(4)	5,383,323	21.2%
Barclays Global Investors(5)	1,383,669	5.5%
John J. Bishar, Jr.	26,050	*
Archie R. Dykes	16,750	*
Karen K. Edwards	30,000	*
William Helmreich	90,100	*
Walter K. Horn(6)	46,500	*
C. Michael Kojaian(7)	1,016,500	4.0%
Melvin F. Lazar	113,600	*
Joseph Martello(8)	58,940	*
Kyle A. Permut	34,417	*
Paul Elenio(9)	83,140	*
John Felletter	15,000	*
Mark Fogel(10)	17,840	*
Gene Kilgore(11)	142,090	*
Fred Weber(12)	270,640	1.1%
All directors and executive officers as a group (15 persons)	7,454,439	29.4%

*	Less than one percent.

(1)	Unless otherwise indicated in the following footnotes, the address for each person or entity listed in the table above is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days of the date hereof.

(3)	The 25,387,410 shares of our common stock outstanding at April 30, 2009 are considered the total number of shares of our common stock outstanding for the purpose of calculating each person’s percentage of beneficial ownership of shares of our common stock.

(4)	Mr. Kaufman, together with (i) the Ivan and Lisa Kaufman Family Trust, (ii) the Ivan Kaufman Grantor Retained Trust and (iii) Arbor Management, LLC, the managing member of Arbor Commercial Mortgage and an entity owned wholly by Mr. Kaufman and his wife, beneficially own approximately 92% of the outstanding membership interests of Arbor Commercial Mortgage.

(5)	Based on information included in the Schedule 13G filed by Barclays Global Investors on February 5, 2009. The address for Barclays Global Investors is 400 Howard Street, San Francisco, CA 94105.

(6)	Mr. Horn, through his wife, holds a 1.4% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Horn.

(7)	Includes 1,000,000 shares of common stock purchased by Kojaian Ventures, L.L.C., of which the sole members are Mr. Kojaian and Kojaian Ventures — MM, Inc., of which Mr. Kojaian is the sole stockholder.

(8)	Mr. Martello holds a 1.3% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Martello.

(9)	Mr. Elenio holds a 0.2% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Elenio.

(10)	Mr. Fogel holds a 0.08% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Fogel.

(11)	Mr. Kilgore holds a 0.3% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Kilgore.

(12)	Mr. Weber holds a 0.9% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Weber.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that during and with respect to the fiscal year ended December 31, 2008 all filings required by Section 16(a) of the Exchange Act were timely made except for the following filings: the Forms 4 of Arbor Commercial Mortgage and Ivan Kaufman, each filed on February 12, 2008, with respect to 86,772 shares of common stock granted to Arbor Commercial Mortgage pursuant to the management agreement on February 6, 2008; and the Form 4 of Ivan Kaufman, filed on April 4, 2008, with respect to his indirect acquisition of 146 shares of common stock on August 14, 2007 and 1,052 shares of common stock on August 15, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

In recognition of the fact that transactions involving related parties can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders, the Board of Directors has adopted a written policy, the Policy and Procedures With Respect to Related Person Transactions, which we refer to as our Related Persons Policy, which provides for the review and approval (or, if completed, ratification) by the Independent Director Committee (or, in certain circumstances, the Chair of the Independent Director Committee) of all transactions involving the Company in which a related party is known to have a direct or indirect interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. All Related Persons are required to report to our Corporate Secretary, who is required to submit to our Independent Director Committee any such related party transaction prior to its completion.

Our Related Persons Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A “Related Person”, as defined in our Related Persons Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person’s relationship to us and his or her interest in the transaction, (ii) the proposed aggregate value of the transaction, or, in the case of indebtedness, the amount of principal that would be involved, (iii) the benefits to us, (iv) the availability of comparable products or services that would avoid the need for a related person transaction and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

Relationships with Our Manager

Arbor Commercial Mortgage’s Ownership Interest in Arbor and Related Registration Rights

Arbor Commercial Mortgage currently owns 5,383,323 shares of our common stock, representing approximately 21.2% of the voting power of our common stock. We have granted Arbor Commercial Mortgage shelf registration rights, or, if such rights are not available, demand registration rights with respect to the 5,383,323 shares currently owned by it. Arbor Commercial Mortgage is also entitled to participate in primary or secondary offerings of our common stock with respect to these shares. We have also agreed to certain restrictions on the registration rights that we may grant to any other holder or prospective holder of our securities without the prior written consent of Arbor Commercial Mortgage so long we are still obligated to register any of the shares currently owned by Arbor Commercial Mortgage pursuant to the registration rights agreement.

Common Management

Mr. Ivan Kaufman, our Chairman and Chief Executive Officer, is also the Chief Executive Officer of Arbor Commercial Mortgage. Mr. Kaufman and entities controlled by Mr. Kaufman collectively own 92% of the outstanding membership interests in Arbor Commercial Mortgage. Mr. Joseph Martello, one of our directors, currently serves as the Chief Operating Officer of Arbor Management, LLC, the managing member of Arbor Commercial Mortgage. Mr. Martello owns a 1.3% interest in Arbor Commercial Mortgage and is also the sole trustee of the Ivan and Lisa Kaufman Family Trust for the benefit of Mr. Kaufman’s family, which owns a 35% interest in Arbor Commercial Mortgage, and a co-trustee, along with Mr. Kaufman, of the Ivan Kaufman Grantor Retained Annuity Trust, which also owns an equity interest in Arbor Commercial Mortgage. Mr. Paul Elenio, our Chief Financial Officer and Treasurer, currently serves as the Chief Financial Officer of Arbor Commercial Mortgage. Mr. Elenio owns a 0.2% interest in Arbor Commercial Mortgage. Mr. Walter Horn, our Corporate Secretary and one of our directors, served as the Corporate Secretary of Arbor Commercial Mortgage until his retirement from this position effective January 1, 2008. Mr. Horn owns a 1.4% interest in Arbor Commercial Mortgage, which is held in his wife’s name. Mr. Fred Weber, our Executive Vice President of Structured Finance, was responsible for overseeing Arbor Commercial Mortgage’s structured finance and principal transactions group from 1999 until July 1, 2003. Mr. Weber owns a 0.9% interest in Arbor Commercial Mortgage. Mr. Gene Kilgore, our Executive Vice President — Structured Securitization, owns an interest in Arbor Commercial Mortgage which represents 0.3% of the outstanding membership interests. Mr. Mark Fogel, our Senior Vice President — Asset Management owns a 0.08% interest in Arbor Commercial Mortgage. Each of Messrs. Kaufman, Martello, Elenio, Weber, Kilgore and Horn is a member of Arbor Commercial Mortgage’s executive committee.

Management and Services Agreements

We and our operating partnership have entered into a management agreement with Arbor Commercial Mortgage, pursuant to which Arbor Commercial Mortgage provides for the day to day management of our operations. Arbor Commercial Mortgage is also required to provide us with a right of first refusal with respect to all structured finance investment opportunities in the multi-family and commercial real estate markets that are identified by Arbor Commercial Mortgage or its affiliates as long as such investment opportunities are consistent with our investment objectives and guidelines and such investment opportunities would not adversely affect our status as a REIT. We have agreed not to pursue, and to allow Arbor Commercial Mortgage to pursue, any opportunity in structured finance investment opportunities in the multi-family and commercial real estate markets if the opportunity is rejected by our credit committee and a majority of our independent directors. We are required to pay Arbor Commercial Mortgage a base management fee and an incentive management fee, as well as reimburse Arbor Commercial Mortgage for certain of its expenses.

We and our operating partnership have also entered into a services agreement with Arbor Commercial Mortgage pursuant to which our asset management group provides asset management services to Arbor Commercial Mortgage. In the event that the services provided by our asset management group pursuant to the agreement exceed by more than 15% per quarter the level of activity anticipated by our Board of Directors, we will negotiate in good faith with our Manager an adjustment to our Manager’s base management fee under the management agreement, to reflect the scope of the services, the quantity of serviced assets or the time required to be devoted to the services by our asset management group. As of December 31, 2008, there have been no such adjustments pursuant to the services agreement.

Non-Competition Agreement

We have entered into a non-competition agreement with Mr. Kaufman pursuant to which he has agreed not to pursue any structured finance opportunities in the multi-family and commercial real estate markets unless a majority of our independent directors affirmatively approves the pursuit by Mr. Kaufman of such opportunity that a majority of our independent directors and our credit committee have rejected on our behalf. Mr. Kaufman has also agreed that if he is no longer an affiliate of Arbor Commercial Mortgage and, within the first five years of the term of the management agreement, he is no longer our Chief Executive Officer other than because of certain reasons specified in the non-competition agreement, he will not engage in the structured finance lending business for a period of one year after the earlier of his departure from us or the regular expiration of the one year origination period described in the management agreement. Mr. Kaufman’s non-competition agreement also prohibits Mr. Kaufman from soliciting our customers or employees during its term.

Benefits Participation Agreement

We have also entered into a benefits participation agreement with Arbor Commercial Mortgage, pursuant to which our employees are able to participate in any employee benefit plans maintained by Arbor Management for the benefit of Arbor Commercial Mortgage employees. Arbor Management charges us an amount equal to its cost of providing benefits to each of our employees.

Related Party Loans and Investments

Due from related party was $2.9 million at December 31, 2008 which represents the Company’s overpayment of Arbor Commercial Mortgage’s incentive compensation for 2008 pursuant to the advancement provisions of the management agreement. See “Executive Compensation — Compensation Discussion and Analysis — Management Agreement — Incentive Compensation” for further details. Due to related party was $1.0 million at December 31, 2008 and consisted of $0.8 million of base management fees and $0.2 million of unearned fees due to Arbor Commercial Mortgage which were remitted by us in February 2009. Due to related party was $2.4 million at December 31, 2007 and consisted of $3.2 million of management fees that were due to Arbor Commercial Mortgage and remitted in February 2008, which was partially offset by $0.8 million of extension and filing fees received by Arbor Commercial Mortgage which were remitted to us in February 2008.

In December 2008, we borrowed a total $4.2 million from Arbor Commercial Mortgage pursuant to non-interest bearing loans. In January 2009, theses loan were repaid in full. In 2008, Arbor Commercial Mortgage purchased investment grade CDO notes issued by our subsidiaries with an aggregate face value of $20.4 million from third parties for $8.2 million. In March 2009, the Company purchased $8.8 million of these CDO notes from Arbor Commercial Mortgage for $3.2 million.

During 2006, we originated a $7.2 million bridge loan and a $0.3 million preferred equity investment secured by garden-style and townhouse apartments in South Carolina. We also had a 25.0% carried profits interest in the borrowing entity. In January 2008, the borrowing entity refinanced the property through Arbor Commercial Mortgage and we received $0.3 million for our profits interest as well as full repayment of the $0.3 million preferred equity investment and the $7.0 million outstanding balance on the bridge loan. We retained the 25% carried profits interest.

General

Every transaction entered into between us and an entity in which Arbor Commercial Mortgage holds equity interests raises a potential conflict of interest. Conflicts of interest with respect to these investments include, among others, decisions regarding (1) whether to waive defaults of such borrower, (2) whether to foreclose on the investment and (3) whether to permit additional financing on the properties securing our investments other than financing provided by us.

Arbor Commercial Mortgage may from time to time provide permanent mortgage loan financing to clients of ours, which will be used to refinance bridge financing provided by us. We and Arbor Commercial Mortgage may also make loans to the same borrower or to borrowers that are under common control. Additionally, our policies and those of Arbor Commercial Mortgage may require us to enter into intercreditor agreements in situations where loans are made by us and Arbor Commercial Mortgage to the same borrower.

In addition, we may enter into future transactions with Arbor Commercial Mortgage with the approval of our independent directors.

Equity Investments in Our Borrowers

930 Flushing & 80 Evergreen

In June 2003, Arbor Commercial Mortgage invested approximately $0.8 million in exchange for a 12.5% preferred interest in a joint venture, which owns and operates two commercial properties located at 80 Evergreen and 930 Flushing Avenue in New York City. We purchased this investment from Arbor Commercial Mortgage in

August 2003. As of December 31, 2007, we contributed an additional $1.2 million to this joint venture. We account for this investment under the equity method.

We had a $4.8 million bridge loan and a $3.5 million mezzanine loan outstanding to affiliated entities of the joint venture. The loans required monthly interest payments based on one month LIBOR and matured in November 2006 and June 2006, respectively. The $4.8 million bridge loan was extended for two one-year periods and had a maturity of October 2008. During the second quarter of 2008, $4.8 million was received by us for the repayment in full of the bridge loan on the 80 Evergreen property from refinance proceeds of the borrower. In addition, in August 2005, the joint venture refinanced one of these properties with a $25 million bridge loan that we provided which matures in August 2010 with a fixed rate of 6.45% and has an outstanding principal balance of $24.7 million at December 31, 2008. Proceeds from this loan were used to pay off senior debt as well as our $3.5 million mezzanine loan. Excess proceeds were distributed to each of the members in accordance with the operating agreement of which we received $1.3 million, which was recorded as a return of capital in 2005. In addition, during 2008, we recorded $0.2 million as a return of capital from its equity investment on a capital contribution made in 2007. As a result, we had a $0.5 million investment as of December 31, 2008.

450 West 33rd Street

As of December 31, 2006, we had a mezzanine loan outstanding totaling $45 million to 450 Partners Mezz III LLC, a wholly-owned subsidiary of 450 Westside Partners, LLC and the owner of 100% of the outstanding membership interests in 450 Partners Mezz II LLC, who used the proceeds to refinance an office building. The mezzanine loan was scheduled to mature in March 2015 and had a fixed interest rate of 8.17%. We also held an equity and profits interest in the underlying partnership of approximately 29% and had a preferred equity investment of approximately $2.7 million with a 12.5% return.

In May 2007, we, as part of an investor group for the 450 West 33rd Street partnership, transferred control of the underlying property (an office building) to Broadway Partners for a value of approximately $664.0 million. The investor group, on a pro-rata basis, retained an approximate 2% ownership interest in the property and 50% of the property’s air rights which resulted in us retaining an investment in equity affiliates of approximately $1.1 million related to our 29% interest in the 2% retained ownership. In accordance with this transaction, the joint venture members agreed to guarantee $258.1 million of the $517.0 million of new debt outstanding on the property. The guarantee expires at the earlier of maturity or prepayment of the debt and was allocated to the members in accordance with their ownership percentages. The guarantee is callable, on a pro-rata basis, if the market value of the property declines below the $258.1 million of debt guaranteed. Our portion of the guarantee is $76.3 million. The transaction was structured to provide for a tax deferral for an estimated period of seven years. We recorded deferred revenue of approximately $77.1 million as a result of the guarantee on a portion of the new debt.

We received approximately $134.1 million in proceeds upon completion of this transaction of which $76.0 million related to the 29% equity and profits interest, $10.4 million related to yield maintenance on the prepayment of the mezzanine debt and the 12.5% return on the preferred equity investment, $45.0 million for the repayment in full of the mezzanine debt and $2.7 million as a return of the preferred equity investment. We paid an incentive management fee to Arbor Commercial Mortgage of approximately $21.6 million.

We recorded deferred revenue of approximately $77.1 million as a result of the guarantee on a portion of the new debt, prepaid expenses related to the incentive management fee on the deferred revenue of approximately $19.0 million, an investment in equity affiliates of approximately $1.1 million related to our 29% interest in the 2% retained ownership, interest income of approximately $10.4 million and incentive management fee expense of approximately $2.6 million for year ended December 31, 2007.

In July 2007, we purchased a $50.0 million mezzanine loan secured by this property which matures in July 2009 and bears interest at LIBOR plus 4.35%. The outstanding balance on this loan was $50.0 million at December 31, 2008. Our equity investment was approximately $1.1 million at December 31, 2008.

1107 Broadway

In 2005, we invested $10.0 million in exchange for a 20% ownership interest in 200 Fifth LLC, which owned two properties in New York City. In May 2007, we, as part of an investor group in the 200 Fifth LLC holding partnership, sold the 200 Fifth Avenue property for net proceeds of approximately $450.0 million and the investor group, on a pro-rata basis, retained an adjacent building located at 1107 Broadway. The partnership used the net proceeds from the sale to repay the $402.5 million outstanding debt on both the 200 Fifth Avenue and the 1107 Broadway properties, and used the remaining proceeds as a return of invested capital to the partners. As a result of the transaction, we received $9.5 million in proceeds as a return on our invested capital and were repaid in full on our $137.0 million mezzanine debt, including all applicable interest. We recorded approximately $11.4 million net, in income before minority interest related to our 20% equity interest, which consisted of a $24.2 million gain recorded as income from equity affiliates and expenses of a $9.0 million provision for income taxes and a $3.8 million incentive management fee paid to the our Manager. The partnership retained the 1107 Broadway property. In December 2007, we received a $0.6 million distribution from escrow funds related to our interest in the 200 Fifth Avenue property, which was recorded as income from equity affiliates.

In October 2007, the partnership sold 50% of its economic interest in the 1107 Broadway property. The partnership was recapitalized with financing of approximately $343 million, of which approximately $203 million was funded with the unfunded portion to be used to develop the property. We received net proceeds of approximately $39.0 million from this transaction as a return of invested capital. The investor group, on a pro-rata basis, retains a 50% economic interest in the property, representing approximately $29 million of capital. We recorded approximately $2.3 million net, in income before minority interest related to our 20% equity interest, which consisted of $4.8 million as income from equity affiliates and expenses of a $1.8 million provision for income taxes and a $0.7 million incentive management fee paid to our Manager. We also recorded a $5.7 million investment in equity affiliate and a net deferred gain of $3.5 million related to our 10% retained interest in the 1107 Broadway property. The partnership is in the process of developing this property into a mix of residential and retail uses. Our equity investment was approximately $5.7 million at December 31, 2008.

1133 York Avenue

In October 2004, we invested $0.5 million in exchange for an 8.7% non-managing preferred interest in LBREP York Avenue Holdings, LLC, a joint venture that was formed to operate as a real estate business, to acquire, own, manage, develop, and sell real estate assets. In December 2005, the joint venture issued new debt on an existing property. The proceeds were distributed to each of the partners in accordance with the operating agreement of which we received $0.5 million which was recorded as a return of our equity investment. In December 2008, the property was sold, and as a result, we received a distribution of approximately $0.4 million, which $7,693 was recorded as a return of capital and approximately $0.4 million was recorded as income net in loss from equity affiliates. In addition, as a result of the sale, we no longer have an equity interest in this investment.

Alpine Meadows

In July 2007, we invested $13.2 million in exchange for a 39% profits interest with an 18% preferred return in the Alpine Meadows ski resort, which consists of approximately 2,163 total acres in northwestern Lake Tahoe, California. Our invested capital represents 65% of the total equity of the transaction and we will be allocated 65% of the losses. We also provided a $30.5 million first mortgage loan that matures in August 2009 and bears interest at pricing over one month LIBOR. The outstanding balance on this loan was $30.5 million at December 31, 2008. For the year ended December 31, 2008, we recorded $3.1 million in losses from this equity investment. This amount reflects our portion of the joint venture’s losses, including depreciation expense, and was recorded in loss from equity affiliates and as a reduction to our investment in equity affiliates on the balance sheet. As a result, we have a $10.2 million investment as of December 31, 2008.

St. John’s Development

In December 2006, we originated a $25.0 million bridge loan with a maturity date in September 2007 with two, three month extensions that bears interest at a fixed rate of 12%. The loan is secured by 20.5 acres of usable land and 2.3 acres of submerged land located on the banks of the St. John’s River in downtown Jacksonville, Florida and is currently zoned for the development of up to 60 dwellings per acre. In October 2007, the borrower sold the property to an investor group, in which we have a 50% non-controlling interest, for $25.0 million and assumed the

$25.0 million mortgage with a new maturity date of October 2009, and a change in the interest rate to LIBOR plus 6.48%. We also contributed $0.5 million to cover other operational costs of acquiring and maintaining the property.

The managing member of the investor group is an experienced real estate developer who retains a 50% interest in the partnership and funded a $2.9 million interest reserve for the first year. We were required to contribute $2.9 million to fund the interest reserve for the second year. In addition, we made an additional capital contribution of $0.1 million during 2008, and as a result, we have a $3.5 million investment as of December 31, 2008. We retain a non-controlling 50% equity interest in the property and accounts for this investment under the equity method. No income from the equity interest has been recognized for the year ended December 31, 2008 and 2007.

Prime Outlets

In December 2003, we invested approximately $2.1 million in exchange for a 50% non-controlling interest in Prime Outlets Member, LLC (“POM”), which owns 15% of a real estate holding company that owns and operates a portfolio of factory outlet shopping centers. We account for this investment under the equity method. Additionally, we own a 16.7% carried profits interest through a consolidated entity which has a 25% interest in POM with a third party member owning the remaining 8.33%.

As of December 31, 2005, we had a mezzanine loan outstanding to an affiliate entity of the joint venture for $30.1 million. In addition, we had a $10.0 million junior loan participation interest outstanding to an affiliate entity of the joint venture as of December 31, 2005. The loans required monthly interest payments based on one month LIBOR and matured in January 2006. In June 2005, POM refinanced the debt on a portion of the assets in its portfolio, receiving proceeds in excess of the amount of the previously existing debt. The excess proceeds were distributed to each of the partners in accordance with POM’s operating agreement of which we received $36.5 million. In accordance with this transaction, the joint venture members of POM agreed to guarantee $38.0 million of the new debt. The guarantee expires at the earlier of maturity or prepayment of the debt and would require performance by the members if not repaid in full. This guarantee was allocated to the members in accordance with their ownership percentages. Of the distribution we received during 2005, $17.2 million was recorded as interest income, representing the portion attributable to the 16.7% carried profits interest, $2.1 million was recorded as a return of our equity investment, $8.0 million was recorded as income from equity affiliates, representing the portion attributable to the 7.5% equity interest, and $9.2 million was recorded as deferred revenue, representing our portion of the $38.0 million guarantee.

In January 2006, POM refinanced the debt on a portion of the assets in its portfolio and repaid in full the debt that was added in June 2005 and the $30.1 million mezzanine loan and the $10.0 million junior loan participating interest that we had outstanding as of December 31, 2005. As a result, the $38.0 million guarantee was removed and we recorded the $9.2 million of deferred revenue, $6.3 million as interest income and $2.9 million as income from equity affiliates. In 2006, POM refinanced the debt on a portion of the assets in its portfolio, receiving proceeds in excess of the amount of the previously existing debt. The excess proceeds were distributed to each of the partners in accordance with POM’s operating agreement. In December 2006, we received a $6.0 million distribution from POM and recorded $4.1 million as interest income, representing the portion attributable to the 16.7% carried profits interest, and $1.9 million as income from equity affiliates, representing the portion attributable to the 7.5% equity interest.

In 2007, we received distributions from POM of $16.2 million as a result of excess proceeds from refinancing and sales activities on certain assets in the POM portfolio. The excess proceeds were distributed to each of the partners in accordance with POM’s operating agreement. We recorded $11.2 million as interest income representing the portion attributable to the 16.7% carried profits interest and $5.0 million as income from equity affiliates representing the portion attributable to the 7.5% equity interest.

In June 2008, we entered into an agreement to transfer our 16.67% interest in POM, at a value of approximately $37 million, in exchange for preferred and common operating partnership units of Lightstone Value Plus REIT L.P.

In connection with the agreement, we borrowed from Lightstone Value Plus Real Estate Investment Trust, Inc. approximately $33 million, which is initially secured by our 16.67% interest in POM, has an eight year term, and bears interest at a fixed rate of 4% with payment of the interest deferred until the closing of the transaction. The closing of this transaction occurred on March 30, 2009, where by we exchanged our 16.67% interest in Prime Outlets for approximately $37.0 million of preferred and common operating partnership units in Lightstone Value Plus REIT L.P. The $33.0 million loan is now secured by our preferred and common operating partnership units in Lightstone Value Plus REIT L.P. The preferred units will pay a preferred return at a fixed rate of 4.63% and after five years, they may be redeemed by Lightstone Value Plus REIT L.P. for cash at par and the loan would become due upon such redemption. The transaction provides for a tax deferral for an estimated period of five years, subject to certain carve out provisions. In addition, we paid an incentive management fee to our manager of approximately $7.3 million related to this transaction during the third quarter of 2008.

During the second quarter of 2008, we recorded approximately $33.0 million of cash, $49.5 million of debt related to the proceeds received from the loan secured by the entity’s 25% interest in POM which was recorded in notes payable, a $16.5 million receivable from the third party member share of the consolidated entity’s 25% interest which was recorded in other assets and a deferred expense related to the incentive management fee of approximately $7.3 million.

During 2008, we recorded interest expense of $1.0 million relating to the consolidated entity’s $49.5 million of debt from the agreement, of which $0.3 million was charged against income allocated to minority interest relating to the third party member’s minority interest share of the interest expense of the consolidated entity on our consolidated statement of operations.

In the fourth quarter 2008, we received a $1.0 million distribution from POM related to its 24.17% equity and profits interest, the result of excess proceeds from the operations of the business. Of the distribution we received, $1.0 million was recorded as interest income, representing the distribution received from the 25% profits interest, $0.3 million was recorded as minority interest expense relating to a third party member’s 8.33% minority interest share of the profits interest and $0.3 million was recorded as income netted in loss from equity affiliates, representing the portion received from our 7.5% equity interest. In accordance with the agreement, $0.7 million of the distribution relating to the 16.67% profits interest was used to pay down a portion of the $33 million debt. In addition, the $0.7 million will reduce the value of our interest when exchanged for preferred and common operating partnership units at closing, thereby reducing our future gain.

As a result of the $1.0 million of interest expense and $1.0 million of interest income recorded in 2008 from the consolidated entity that hold the 25% profits interest in POM, we recorded a decrease of $10,981 of minority interest in consolidated entity on our consolidated balance sheet at December 31, 2008. Our equity investment was $0 at December 31, 2008.

On March 30, 2009, the Company exchanged its 16.67% interest in Prime Outlets for approximately $37 million of preferred and common operating partnership units in Lightstone Value Plus REIT L.P. and the $33 million loan is now secured by Arbor’s preferred and common operating partnership units. In June 2013, the preferred units may be redeemed by Lightstone Value Plus REIT L.P. for cash and the loan would become due upon such redemption. Through a consolidated entity, the Company expects to record in its first quarter 2009 financial statements income of approximately $37 million, net of minority interest expense related to the third party member’s portion of income recorded. In addition, the Company prepaid approximately $7.3 million in incentive management fees to its manager in 2008 related to this transaction. In accordance with the management agreement, installments of the annual incentive fee are subject to potential reconciliation at the end of the 2009 fiscal year. The Company is currently evaluating the full accounting treatment related to this transaction and will disclose its impact in the Company’s financial statements for the three months ended March 31, 2009.

Other Relationships and Related Transactions

Mr. Fred Weber, our executive vice president of structured finance, continues to serve on Arbor Commercial Mortgage’s executive committee and provide services to Arbor Commercial Mortgage. Mr. Weber does not receive a salary from Arbor Commercial Mortgage but may receive production payments from Arbor Commercial Mortgage for originating loans on its behalf. Mr. Walter Horn, our Corporate Secretary and one of our directors, served as the Corporate Secretary of Arbor Commercial Mortgage until his retirement from this position effective January 1, 2008. Mr. Horn does not receive a salary from Arbor Commercial Mortgage.

Arbor Management LLC, the managing member of Arbor Commercial Mortgage, has made loans during the past few years to several of our executive officers in order for them to finance their Class B membership interests of Arbor Commercial Mortgage. The largest aggregate outstanding principal balance to Mr. Elenio during the two year period ended December 31, 2008 was $47,857 and the outstanding balance as of December 31, 2008 was $29,279. In January 2008, Arbor Management LLC issued an additional $25,000 loan to Mr. Elenio and Mr. Elenio made principal payments totaling $18,578 and $6,429 during the years ended December 31, 2008, and 2007, respectively. The interest rate on the loans is prime and interest payments totaled $1,931 and $2,006 during the years ended December 31, 2008 and 2007, respectively. There were no loans outstanding to Mr. Weber as of December 31, 2008 or 2007. The largest aggregate outstanding principal balance to Mr. Kilgore during the two year period ended December 31, 2008 was $139,286 and the outstanding balance as of December 31, 2008 was $132,143. In January 2008, Arbor Management LLC issued an additional $100,000 loan to Mr. Kilgore and Mr. Kilgore made principal payments totaling $7,143 during both the years ended December 31, 2008 and 2007. The interest rate on the loans is prime and interest payments totaled $5,513 and $2,535 during the years ended December 31, 2008 and 2007 respectively. The largest aggregate outstanding principal balance to Mr. Horn during the two year period ended December 31, 2008 was $14,571 and the outstanding balance as of December 31, 2008 was $14,571. Mr. Horn did not make any principal payments during the years ended December 31, 2008 and 2007. The interest rate on the loan is prime and interest payments totaled $805 and $1,186 during the years ended December 31, 2008 and 2007, respectively. The largest aggregate outstanding principal balance to Mr. Fogel during the two year period ended December 31, 2008 was $34,821 and the outstanding balance as of December 31, 2008 was $33,035. In January 2008, Arbor Management LLC issued an additional $25,000 loan to Mr. Fogel and Mr. Fogel made principal payments totaling $1,786 during both the years ended December 31, 2008 and 2007. The interest rate on the loans is prime and interest payments totaled $1,378 and $836 for the years ended December 31, 2008 and 2007, respectively. Our current policies and procedures, as well as those of Arbor Commercial Mortgage, do not allow for the lending of funds to any of our directors, officers or employees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors, following the recommendation of the Nominating/Corporate Governance Committee, has recommended that Mr. Walter K. Horn, Dr. William Helmreich and Ms. Karen K. Edwards, each be elected to serve on the Board of Directors, each until the Company’s annual meeting of stockholders for 2012 and until their respective successors are duly elected and qualify.

Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, any nominee should become unavailable to serve, the shares of voting securities represented by a properly executed and returned proxy will be voted for such additional nominee as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s charter and bylaws.

Election of each of the director nominees named in this Proposal No. 1 requires the affirmative vote of a plurality of the shares of our voting securities cast in the election of directors at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Board of Directors’ nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES FOR DIRECTORS IDENTIFIED ABOVE.

PROPOSAL NO. 2

AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2003 OMNIBUS STOCK INCENTIVE PLAN
(THE “STOCK INCENTIVE PLAN”) TO AUTHORIZE:

(I) THE GRANT OF STOCK OPTIONS UNDER THE STOCK INCENTIVE PLAN, AND

(II) THE ISSUANCE OF AN ADDITIONAL 1,250,000 SHARES OF THE COMPANY’S
COMMON STOCK AS GRANTS OF RESTRICTED STOCK UNDER THE STOCK INCENTIVE PLAN OR UNDERLYING STOCK OPTIONS GRANTED UNDER THE STOCK INCENTIVE PLAN.

We are asking the Company’s stockholders to approve an amendment to the Company’s Stock Incentive Plan to authorize (i) the grant of stock options under the Stock Incentive Plan, and (ii) the issuance of an additional 1,250,000 shares of the company’s common stock as grants of restricted stock under the Stock Incentive Plan or underlying stock options granted under the Stock Incentive Plan.

The Board of Directors believes that the Stock Incentive Plan is an important factor in attracting and retaining the high caliber employees and other service providers essential to the Company’s success and in aligning those individuals’ long-term interests with those of our stockholders. Therefore, on April 30, 2009, the Board of Directors amended the Stock Incentive Plan, subject to the approval of the Company’s stockholders at the 2009 annual meeting of stockholders, to increase the total number of shares of our common stock authorized and reserved for issuance under the Stock Incentive Plan by 1,250,000 shares such that a total of 2,385,000 shares of common stock were reserved and authorized for issuance thereunder. As of that date, an aggregate of 1,003,157 shares that had been granted under the Stock Incentive Plan were outstanding and 131,843 shares remained available for future grants. Following the stockholders’ approval of the amendment to the Stock Incentive Plan, the total number of shares authorized and reserved for future issuance under the Stock Incentive Plan will not exceed 2,385,000 shares. The amendment is intended to ensure that the Stock Incentive Plan will have available the number of shares necessary to meet these needs.

On April 30, 2009, the Board of Directors also amended the Stock Incentive Plan, subject to the approval of the Company’s stockholders at the 2009 annual meeting of stockholders, to authorize the grant of stock options under the Stock Incentive Plan. Given the current economic environment, the significant dislocation in the capital and credit markets in general and the commercial real estate market in particular, and the significant decline in the market value of the Company’s common stock over the past year, the Board believes that stock options, in addition to restricted stock awards, are a viable tool to retain key employees on a going forward basis. To the extent stock options are granted under the Stock Incentive Plan in the future, (i) the exercise price for the stock options will be equivalent to the market price of the underlying common stock on the date of grant, (ii) the stock options will vest over a multi-year period, and (iii) the stock options will generally be exercisable for ten years from the date of grant. Stock options align employee incentives with the interests of shareholders because they have value only if the Company’s stock price increases over time. The Board believes that the multi-year term of the stock options will help focus employees on the Company’s long-term growth. Because the Company’s stock options will vest over a multi-year period, stock options are intended to help retain key associates and keep employees focused on long-term performance.

The Board of Directors believes that approval of the above-described amendment to the Stock Incentive Plan is in the best interests of the Company and its stockholders.

The material features of the Stock Incentive Plan are summarized below. The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Stock Incentive Plan which is attached to this proxy statement as Appendix A.

General

Restricted stock awards may be granted under the Stock Incentive Plan. A total of 1,135,000 shares of the Company’s common stock are currently reserved for issuance pursuant to awards under the Stock Incentive Plan, subject to adjustment upon certain corporate transactions. As of April 30, 2009, an aggregate of 1,003,157 shares granted under the Stock Incentive Plan were outstanding and 131,843 shares remained available for future grants. If any shares subject to an award are forfeited, the forfeited shares that were subject to the award will become available for future grants under the Stock Incentive Plan.

Upon stockholder approval of the amendment to the Stock Incentive Plan, as specified in this Proposal No. 2, (i) the total number of shares reserved for issuance will be 2,385,000 shares and (ii) the Company would be authorized to grant stock options as well as restricted stock as awards under the Stock Incentive Plan. On April 29, 2009, the per share closing price of the Company’s common stock was $2.54, as reported on the NYSE.

Purpose

The purpose of the Stock Incentive Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success and to provide incentives to employees and other service providers that are linked directly to increases in stockholder value, and will therefore inure to the benefit of all of the Company’s stockholders.

Administration

The Stock Incentive Plan is administered by the Company’s Board of Directors or, at the board’s discretion, by a committee appointed by the board (each, the “plan administrator”). The plan administrator has the authority to grant awards and otherwise administer the Stock Incentive Plan. All decisions made by the plan administrator pursuant to the provisions of the Stock Incentive Plan are final, conclusive and binding upon all persons.

Eligibility

Officers, directors, employees, consultants (including employees of Arbor Commercial Mortgage who provide services to the Company) and advisors of the Company, its parent or subsidiaries are eligible to receive awards under the Stock Incentive Plan. As of April 30, 2009, there were approximately 60 individuals eligible to receive awards under the Stock Incentive Plan.

Types of Awards

The Stock Incentive Plan currently provides for the grant of restricted shares of the Company’s common stock. On April 30, 2009, the Board approved an amendment to the Stock Incentive Plan, subject to the approval by the Company’s stockholders being sought in this Proposal No. 2, to authorize the grant under the Stock Incentive Plan of options to purchase shares of the Company’s common stock. These awards are discussed in more detail below.

Restricted Stock

A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the plan administrator may determine in its sole discretion. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the plan administrator may determine.

Restricted stock awards may be issued either alone or in addition to other awards granted under the Stock Incentive Plan. The recipient of a restricted stock award does not have any rights with respect to any such award until he or she has executed an award agreement evidencing the award and delivered an executed copy to the Company generally within a period of 60 days after the grant date.

Except to the extent restricted under the award agreement relating to the restricted stock, the recipient of a restricted stock award generally has all of the rights of a stockholder. The rights of a restricted stock award recipient upon termination of employment or service is as set forth in the award agreement governing such award and the terms of the award agreement may differ from award to award. The Company’s restricted stock awards generally provide that upon cessation of employment with or service to the Company, shares of restricted stock and any and all accrued but unpaid dividends that at the time have not been released from restrictions will be forfeited.

Stock Options

Options granted under the Stock Incentive Plan may be incentive stock options meeting the definition of an incentive stock option under Section 422 of the Internal Revenue Code or options which do not qualify as incentive stock options (referred to as nonqualified options). The award will be evidenced by an award agreement that specifies the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other provisions as the committee may determine to be appropriate. The option price for each grant will be at least equal to the fair market value (as defined in the Stock Incentive Plan) of the shares subject to the option on the grant date of the option. The date on which the committee adopts a resolution granting an option shall be considered the grant date of the option, unless such resolution specifies a later date.

No option may be exercised later than the tenth anniversary date of its grant.

Adjustments Upon Certain Corporate Transactions

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Company’s common stock, the plan administrator shall determine to what extent an equitable substitution or proportionate adjustment shall be made in (1) the aggregate number of shares of the common stock reserved for issuance under the Stock Incentive Plan, and (2) the kind, number and purchase price of shares of the common stock subject to outstanding awards of restricted stock granted under the Stock Incentive Plan. Other substitutions or adjustments shall be made as determined in the plan administrator’s discretion, including the cancellation of any outstanding awards in exchange for payment in cash or other property.

Effect of a Change in Control

The treatment of restricted stock in the event of a change in control of the Company is as set forth in the applicable award agreement. The Company’s restricted stock award agreements generally provide that all restrictions lapse as of the date of the change in control of the Company. The definition of a “change in control” is provided in the restricted stock agreement and may vary from award to award. Generally a “change in control” will occur upon the occurrence of one of the following events:

•	a person is or becomes the owner of 25% or more of the voting stock of the Company;

•	directors serving on the board on the date of the award agreement and any new directors whose election or nomination is approved or recommended by at least a two-thirds vote of the directors then still in office who either were directors on the date of the award agreement or whose election or nomination was previously so approved or recommended, cease to constitute a majority of directors;

•	consummation of a merger or consolidation of the Company or any subsidiary with any other corporation; or

•	approval by the Company’s stockholders of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition of all or substantially all of the Company’s assets.

Awards agreements providing for the grant of stock options will generally provide that they vest over a multi-year period. In addition, they may provide that the vesting terms of the stock options will be accelerated upon a change of control of the Company.

Amendment and Termination

The Company’s Board of Directors may amend, alter or discontinue the Stock Incentive Plan but cannot take any action that would impair the rights of an award recipient without such recipient’s consent. To the extent necessary and desirable, the Board of Directors must obtain approval of the stockholders for any amendment that would: (a) other than through adjustment as provided in the Stock Incentive Plan, increase the total number of shares of our common stock reserved for issuance under the Stock Incentive Plan; (b) change the class of officers, directors, employees, consultants and advisors eligible to participate in the Stock Incentive Plan; or (c) extend the maximum option term set forth in the Stock Incentive Plan. The plan administrator may amend the terms of any award granted under the Stock Incentive Plan, prospectively or retroactively but generally may not impair the rights of any award recipient without his or her consent.

The Stock Incentive Plan will terminate on June 25, 2013, provided that any awards then outstanding under the Stock Incentive Plan may extend beyond that date.

Federal Income Tax Consequences of the Stock Incentive Plan

The following discussion of certain relevant federal income tax effects applicable to stock options and restricted stock awards granted under the Stock Incentive Plan is a summary only, and reference is made to the Internal Revenue Code for a complete statement of all relevant federal tax provisions.

Stock Options

With respect to nonqualified options (“NSOs”), the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, no taxable income is realized by a participant upon the grant of an incentive stock option (“ISO”). If shares of common stock are issued to a participant (“option shares”) pursuant to the exercise of an ISO granted under the Stock Incentive Plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant (a “disqualifying disposition”), then, generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.”

If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares.

Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NSO as discussed above.

In general, the Company will receive an income tax deduction at the same time and in the same amount as the employee recognizes ordinary income.

If an option is exercised through the use of the Company’s common stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares was not satisfied at the time they were used to exercise a stock option, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income in the amount described above.

Restricted Stock

A participant who receives a grant of restricted stock will not recognize any taxable income at the time the award is granted, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the Stock Incentive Plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for such shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. The Company generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes.

Deductibility Limit on Compensation in Excess of $1 Million.

Section 162(m) of the Internal Revenue Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” (defined as the chief executive officer and three other most highly compensated executive officers of the Company other than the chief financial officer) to no more than $1 million. This includes, unless an exemption applies, compensation otherwise deductible in connection with awards granted under the Stock Incentive Plan. Excluded from total compensation for this purpose is compensation that is “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code. Unless an exception applies, compensation otherwise deductible in connection with awards granted under the Stock Incentive Plan will be subject to this limit.

New Plan Benefits

The Company cannot determine the number of restricted stock and stock option awards under the Stock Incentive Plan, if approved, that will be granted in 2009 because these grants will be made at the discretion of the Stock Incentive Plan administrator and, accordingly, are not yet determinable.

Vote Required for Approval of the Amendment to the Stock Incentive Plan

Approval of the amendment to the Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities; provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the Stock Incentive Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote. If stockholder approval of the amendment to the Stock Incentive Plan is not obtained, then no issuances pursuant to the Stock Incentive Plan will be made that, when combined with the number of shares previously issued pursuant to the Stock Incentive Plan and not otherwise forfeited, exceeds in the aggregate 1,135,000 shares of our common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE STOCK INCENTIVE PLAN TO AUTHORIZE (I) THE GRANT OF STOCK OPTIONS UNDER THE STOCK INCENTIVE PLAN, AND (II) THE ISSUANCE OF AN ADDITIONAL 1,250,000 SHARES OF THE COMPANY’S COMMON STOCK AS GRANTS OF RESTRICTED STOCK UNDER THE STOCK INCENTIVE PLAN OR UNDERLYING STOCK OPTIONS GRANTED UNDER THE STOCK INCENTIVE PLAN.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2009. The board has endorsed this appointment. Ernst & Young audited our consolidated financial statements for fiscal years ended December 31, 2008 and December 31, 2007. A representative of Ernst & Young is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate governance. Ratification of the selection of Ernst & Young as our independent registered public accounting firm for fiscal year 2009 requires the affirmative vote of a majority of the shares of our voting securities cast on the proposal at the annual meeting.

If this appointment is not ratified by our stockholders, the Audit Committee and the board may reconsider its recommendation and endorsement, respectively. Abstentions will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Accountants’ Fees

Aggregate fees for professional services rendered for us by Ernst & Young and its affiliates for fiscal years ended December 31, 2008 and December 31, 2007 were as follows:

	2008	2007

Audit Fees	$1,286,000	$1,245,981
Audit-Related Fees	80,461	98,687
Tax Fees	0	0
All Other Fees	0	0

Total	$1,366,461	$1,344,668

The Audit Fees billed were for professional services rendered for the audit of our consolidated financial statements for fiscal years ended December 31, 2008 and December 31, 2007 and for other services, including compliance with the Sarbanes-Oxley Act of 2002, review of financial statements included in Form 10-Q, issuance of comfort letters, consents and review of the Company’s registration statements under the Securities Act that were filed with the SEC in those fiscal years.

The Audit-Related Fees were for professional services rendered relating to (i) due diligence and agreed-upon procedures for 2008, and (ii) due diligence and agreed-upon procedures for 2007.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by Ernst & Young to ensure that the work does not compromise its independence in performing audit services. The Audit Committee also reviews and pre-approves all audit services. In some cases, pre-approval of a particular category or group of services, such as tax consulting services and audit services, is provided by the full Audit Committee for up to a year and is subject to a specific budget. In other cases, the chairman of the Audit Committee has the delegated authority from the full Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Ernst & Young during 2008 and 2007 under such provision.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2009.

STOCKHOLDER PROPOSALS FOR 2010

Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by our Nominating/Corporate Governance Committee and our Board of Directors. If a stockholder intends to present a proposal at the Company’s 2010 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, in order for such stockholder proposal to be included in the Company’s proxy statement for that meeting, the stockholder proposal must be received by the Company at its corporate headquarters, located at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553, Attention: Secretary, on or before January 1, 2010.

In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered at the Company’s 2010 annual meeting of stockholders, such proposal must contain the information required by the Company’s bylaws and be received by the Company in accordance with the Company’s bylaws. Pursuant to the Company’s current bylaws, stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted not later than February 1, 2010 and not earlier than January 1, 2010; provided, however, in the event that mailing of the notice for the 2010 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after May 1, 2010, a proposal by a stockholder to be timely must be delivered not earlier than the 120th day prior to the date that mailing of the notice for such meeting is first made and not later than the close of business on the later of (1) the 90th day prior to the date that mailing of the notice for such meeting is first made and (2) the tenth day following the date on which public announcement of the date of the 2010 annual meeting of stockholders is first made.

OTHER MATTERS

Our Board of Directors knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

By Order of the Board of Directors,

Walter K. Horn
Secretary

April 30, 2009
Uniondale, New York

Appendix A

ARBOR REALTY TRUST, INC.

2003 OMNIBUS STOCK INCENTIVE PLAN

As Amended and Restated on April 30, 2009,
subject to approval of the Company’s stockholders

Section 1.  General Purpose of Plan; Definitions.

The name of this plan is the Arbor Realty Trust, Inc. 2003 Omnibus Stock Incentive Plan, as amended and restated (the “Plan”).

The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success and to provide incentives to Participants (defined below) that are linked directly to stockholder value and will therefore inure to the benefit of all stockholders of the Company.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 2 below.

(b) “Award” means any award under the Plan.

(c) “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(f) “Committee” means any committee the Board may appoint to administer the Plan. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.

(g) “Common Stock” means the common stock, par value $.01 per share, of the Company.

(h) “Company” means Arbor Realty Trust, Inc., a Maryland corporation (or any successor corporation).

(i) “Disability” means the inability of a Participant to perform substantially his or her duties and responsibilities to the Company or to any Parent or Subsidiary by reason of a physical or mental disability or infirmity (i) for a continuous period of six months, or (ii) at such earlier time as the Participant submits medical evidence satisfactory to the Administrator that the Participant has a physical or mental disability or infirmity that will likely prevent the Participant from returning to the performance of the Participant’s work duties for six months or longer. The date of such Disability shall be the last day of such six-month period or the day on which the Participant submits such satisfactory medical evidence, as the case may be.

(j) “Eligible Recipient” means an officer, director, employee, consultant (including employees of the Manager who provide services to the Company) or advisor of the Company or of any Parent or Subsidiary.

(k) “Exercise Price” means the per share price, if any, at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

(l) “Fair Market Value” as of a particular date shall mean the fair market value of a share of Common Stock as determined by the Administrator in its sole discretion; provided, however, that (i) if the Common Stock is admitted to trading on a national securities exchange, fair market value of a share of Common Stock on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, (ii) if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation

(“Nasdaq”) System or other comparable quotation system and has been designated as a National Market System (“NMS”) security, fair market value of a share of Common Stock on any date shall be the closing sale price reported for such share on such system on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, or (iii) if the Common Stock is admitted to quotation on the Nasdaq System but has not been designated as an NMS security, fair market value of a share of Common Stock on any date shall be the average of the highest bid and lowest asked prices of such share on such system on such date or, if no bid and ask prices were reported on such date, on the last date preceding such date on which both bid and ask prices were reported.

(m) “Incentive Stock Option” means any Option intended to be designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(n) “Manager” means Arbor Commercial Mortgage, LLC, a New York limited liability company.

(o) “Nonqualified Stock Option” means any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it will not be treated as an Incentive Stock Option.

(p) “Option” means an option to purchase Shares granted pursuant to Section 6 below.

(q) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(r) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 2 below, to receive grants of Options and/or awards of Restricted Stock.

(s) “Restricted Stock” means Shares subject to certain restrictions granted pursuant to Section 6 below.

(t) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to Sections 3 and 4, and any successor security.

(u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Section 2.  Administration.

The Plan shall be administered by the Board or, at the Board’s sole discretion, by the Committee, which shall be appointed by the Board, and which shall serve at the pleasure of the Board. Pursuant to the terms of the Plan, the Administrator shall have the power and authority:

(a) to select those Eligible Recipients who shall be Participants;

(b) to determine whether and to what extent Options or awards of Restricted Stock are to be granted hereunder to Participants;

(c) to determine the number of Shares to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder; and

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options or awards of Restricted Stock granted hereunder.

The Administrator shall have the authority, in its sole discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); and to otherwise supervise the administration of the Plan.

All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants.

Section 3.  Shares Subject to Plan.

The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 2,385,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

To the extent that (i) an Option expires or is otherwise terminated without being exercised, or (ii) any Shares subject to any award of Restricted Stock are forfeited, such Shares shall again be available for issuance in connection with future Awards granted under the Plan.

Section 4.  Corporate Transactions.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number of Shares reserved for issuance under the Plan, (ii) the kind, number and Exercise Price of Shares subject to outstanding Options granted under the Plan, and (iii) the kind, number and purchase price of Shares subject to outstanding awards of Restricted Stock granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. In connection with any event described in this paragraph, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding awards and payment in cash or other property therefor.

Section 5.  Eligibility.

Eligible Recipients may be granted Options and/or awards of Restricted Stock. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Recipients.

The Administrator shall have the authority to grant to any Eligible Recipient who is an employee of the Company or of any Parent or Subsidiary (including directors who are also officers of the Company) Incentive Stock Options, Nonqualified Stock Options, or both types of Options, and/or Restricted Stock. Non-employee Directors of the Company or of any Parent or Subsidiary, consultants (including employees of the Manager who provide services to the Company) or advisors who are not also employees of the Company or of any Parent or Subsidiary may only be granted Options that are Nonqualified Stock Options and/or Restricted Stock.

Section 6.  Options.

Options may be granted alone or in addition to other awards of Restricted Stock granted under the Plan. Any Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of each Option need not be the same with respect to each Participant. Participants who are granted Options shall enter into an Award Agreement with the Company, in such form as the Administrator shall determine, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder.

The Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Nonqualified Stock Option. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder.

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(a) Option Exercise Price.  The per share Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not, (i) in the case of Incentive Stock Options, be less than 100% of the Fair Market Value of the Common Stock on such date (110% of the Fair Market Value per Share on such date if, on such date, the Eligible Recipient owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary), and (ii) in the case of Nonqualified Stock Options, be less than 100% of the Fair Market Value of the Common Stock on such date.

(b) Option Term.  The term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date such Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any Parent or Subsidiary and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five years from the date of grant.

(c) Exercisability.  Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after the time of grant. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine, in its sole discretion.

(d) Method of Exercise.  Subject to Section 6(c), Options may be exercised in whole or in part at any time during the Option period, by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by (i) payment in full of the aggregate Exercise Price of the Shares so purchased in cash, (ii) delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate Exercise Price payable with respect to the Options’ exercise or (iii) simultaneous sale through a broker reasonably acceptable to the Administrator of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board.

In the event a grantee elects to pay the Exercise Price payable with respect to an Option pursuant to clause (ii) above: (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the Exercise Price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (i) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the Exercise Price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (ii) direction to the grantee’s broker to transfer, by book entry, of such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the Exercise Price is made by delivery of Common Stock, the difference, if any, between the aggregate Exercise Price payable with respect to the Option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate Exercise Price payable with respect to the Option being exercised (plus any applicable taxes).

(e) Non-Transferability of Options.  Except as otherwise provided by the Administrator or in the Award Agreement, Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

(f) Termination of Employment or Service.  The rights of Participants granted Options upon termination of employment or service as a director, consultant or advisor to the Company or to any Parent or Subsidiary for any reason prior to the exercise of such Options shall be set forth in the Award Agreement governing such Options.

(g) Annual Limit on Incentive Stock Options.  To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options granted to a Participant under this Plan and all other option plans of the Company or of any Parent or Subsidiary become exercisable for the first time by the Participant during any calendar year exceeds $100,000 (as determined in accordance with Section 422(d) of the Code), the portion of such Incentive Stock Options in excess of $100,000 shall be treated as Nonqualified Stock Options.

(h) Rights as Stockholder.  An Optionee shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to the Option until the Optionee has given written notice of exercise, has paid in full for such Shares, has satisfied the requirements of Section 10(d) hereof and, if requested, has given the representation described in Section 10(b) hereof.

Section 7.  Restricted Stock.

Awards of Restricted Stock may be issued either alone or in addition to Options granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Stock shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock; the Restricted Period (as defined in Section 7(b)) applicable to awards of Restricted Stock. The Administrator may also condition the grant of the award of Restricted Stock upon the exercise of Options or upon such other criteria as the Administrator may determine, in its sole discretion. The provisions of the awards of Restricted Stock need not be the same with respect to each Participant.

(a) Awards and Certificates.  The prospective recipient of awards of Restricted Stock shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement evidencing the Award (a “Restricted Stock Award Agreement”) and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided below in Section 7(b), each Participant who is granted an award of Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, which certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award.

The Company may require that the stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

(b) Restrictions and Conditions.  The awards of Restricted Stock granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

(i) Subject to the provisions of the Plan and the Restricted Stock Award Agreement governing any such Award, during such period as may be set by the Administrator commencing on the date of grant (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion.

(ii) Except as provided in Section 7(b)(i), the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Stock during the Restricted Period. Certificates for unrestricted Shares shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such awards of Restricted Stock except as the Administrator, in its sole discretion, shall otherwise determine.

(iii) The rights of Participants granted awards of Restricted Stock upon termination of employment or service as a director, consultant or advisor to the Company or to any Parent or Subsidiary for any reason during the Restricted Period shall be set forth in the Restricted Stock Award Agreement governing such Awards.

Section 8.  Amendment and Termination.

The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. To the extent necessary and desirable, the Board shall obtain approval of the stockholders (as described below), for any amendment that would:

(a) except as provided in Sections 3 or 4 of the Plan, increase the total number of Shares reserved for issuance under the Plan;

(b) change the class of officers, directors, employees, consultants and advisors eligible to participate in the Plan; or

(c) extend the maximum Option term under Section 6(b) of the Plan.

The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 4 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent.

Section 9.  Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 10.  General Provisions.

(a) Shares shall not be issued pursuant to any Award granted hereunder unless such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) The Administrator may require each person acquiring Shares to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(c) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval, if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Parent or Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Parent or Subsidiary to terminate the employment or service of any of its Eligible Recipients at any time.

(d) Unless otherwise determined by the Administrator, a Participant may elect to deliver shares of Common Stock (or have the Company withhold shares) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an Option or the delivery of Restricted Stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the Shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a Participant elects to deliver or have the Company withhold Shares of Common Stock pursuant to this Section 10(d), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(d) with respect to the delivery or withholding of Common Stock in payment of the Exercise Price of Options.

(e) No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Section 11.  Effective Date of Plan.

(a) The Plan was originally adopted by the Board on June 25, 2003 (the “Effective Date”).

(b) The Plan is amended and restated effective upon the Board’s approval on April 30, 2009, subject to the approval by the stockholders of the Company.

Section 12.  Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 13.  Governing Law.

This Plan and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

ANNUAL MEETING OF STOCKHOLDERS OFARBOR REALTY TRUST, INC.June 18, 2009NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.arbor.com/cm.htmPlease sign, date and mail your proxy card in the envelope provided as soon as possible.Please detach along perforated line and mail in the envelope provided.—20330003000000000000 3061809THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xThe Board of Directors recommends a vote FOR Proposal 1.The Board of Directors recommends a vote FOR Proposal 2.FOR AGAINST ABSTAIN Proposal 1. Election of three Class III directors to serve on the Board of Directors of Proposal 2. Approval of an amendment to Arbor Realty Trust, Inc.’s 2003 Arbor Realty Trust, Inc.Omnibus Stock Incentive Plan (the “Plan”) to authorize (i) the NOMINEES:grant of stock options under the Plan, and (ii) the future FOR ALL NOMINEESO Walter K. Hornissuance of an additional 1,250,000 shares of common stock O William Helmreichof Arbor Realty Trust, Inc. as grants of restricted stock under WITHHOLD AUTHORITY O Karen K. Edwardsthe Plan or underlying stock options granted under the Plan. FOR ALL NOMINEESFOR ALL EXCEPTThe Board of Directors recommends a vote FOR Proposal 3.(See instructions below)Proposal 3. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Arbor Realty Trust, Inc. for fiscal year 2009.Proposal 4. To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” This proxy, when properly executed, will be voted in the manner directed below. If this and fill in the circle next to each nominee you wish to withhold, as shown here:proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.The undersigned hereby acknowledges receipt of Arbor Realty Trust, Inc.’s Annual Report to Stockholders for the fiscal year ended December 31, 2008 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.Signature of StockholderDate:Signature of StockholderDate:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OFARBOR REALTY TRUST, INC.June 18, 2009PROXY VOTING INSTRUCTIONSINTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from anyCOMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.ACCOUNT NUMBERVote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.IN PERSON — You may vote your shares in person by attending the Annual Meeting.NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.arbor.com/cm.htmPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —20330003000000000000 3061809THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xThe Board of Directors recommends a vote FOR Proposal 1.The Board of Directors recommends a vote FOR Proposal 2.FOR AGAINST ABSTAIN Proposal 1. Election of three Class III directors to serve on the Board of Directors of Proposal 2. Approval of an amendment to Arbor Realty Trust, Inc.’s 2003 Arbor Realty Trust, Inc.Omnibus Stock Incentive Plan (the “Plan”) to authorize (i) the NOMINEES:grant of stock options under the Plan, and (ii) the future FOR ALL NOMINEESO Walter K. Hornissuance of an additional 1,250,000 shares of common stock O William Helmreichof Arbor Realty Trust, Inc. as grants of restricted stock under WITHHOLD AUTHORITY O Karen K. Edwardsthe Plan or underlying stock options granted under the Plan. FOR ALL NOMINEESFOR ALL EXCEPTThe Board of Directors recommends a vote FOR Proposal 3.(See instructions below)Proposal 3. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Arbor Realty Trust, Inc. for fiscal year 2009.Proposal 4. To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” This proxy, when properly executed, will be voted in the manner directed below. If this and fill in the circle next to each nominee you wish to withhold, as shown here:proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.JOHN SMITHThe undersigned hereby acknowledges receipt of Arbor Realty Trust, Inc.’s Annual Report to1234 MAIN STREETStockholders for the fiscal year ended December 31, 2008 and the accompanying Notice ofAPT. 203Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore NEW YORK, NY 10038given with respect to the matters set forth above.To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.Signature of ShareholderDate:Signature of ShareholderDate:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .—0ARBOR REALTY TRUST, INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2009The undersigned stockholder of Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Paul Elenio and Walter K. Horn, and each of them, the proxy or proxies of the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on June 18, 2009 at 1:00 p.m., local time, at The Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all proxies possessed by the undersigned if personally present at the meeting.This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.(Continued and to be signed on the reverse side)14475